UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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West Pharmaceutical Services, Inc.
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West Pharmaceutical Services, Inc. Notice of 2016 Annual Meeting

530 Herman O. West Drive
Exton, Pennsylvania 19341

March 23, 2016

The 2016 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at our corporate headquarters on:

Tuesday, May 3, 2016

9:30 AM, local time

530 Herman O. West Drive

Exton, Pennsylvania 19341

The items of business are:

1.              Election of nominees named in the Proxy Statement as directors, each for a term of one year.

2.              Consideration of an advisory vote to approve named executive officer compensation.

3.              Approval of the adoption of the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan.

4.              Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2016 Year.

5.              Transaction of other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record of West common stock at the close of business on March 8, 2016, are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

George L. Miller
Sr. Vice President, General Counsel and
Corporate Secretary

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting on May 3, 2016

This Notice of Annual Meeting and Proxy Statement (“Notice”) and the 2015 Annual Report (“2015 Annual Report”) are available on our website at:

www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx

Your Vote is Important

Please vote as promptly as possible electronically via the Internet or by completing, signing, dating and returning the proxy card or voting instruction card.

GENERAL INFORMATION

Proxy Summary

Below is a summary of important information you will find in this Proxy Statement.  This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Summary of Shareholder Voting Matters

Recommended

Proposal 1: Election of Directors		Page 61	✓ FOR
Mark A. Buthman William F. Feehery Eric M. Green Thomas W. Hofmann Paula A. Johnson	Myla P. Lai-Goldman Douglas A. Michels John H. Weiland Patrick J. Zenner		Each Nominee
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation		Page 67	✓ FOR
Proposal 3: Approval of the Adoption of the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan		Page 68	✓ FOR
Proposal 4: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2016 Year		Page 76	✓ FOR

2016 Annual Meeting and Proxy Statement  | 1

GENERAL INFORMATION

Our Director Nominees

You are being asked to vote on the directors nominated below.  All directors are elected annually by a majority of votes cast, except in the case of a contested election where the number of nominees exceeds the number of open positions.  Detailed information about each director’s background and areas of expertise can be found beginning on page 62.  All directors, except Mr. Green, are independent.

				Current Committee Memberships				Other Current
Name	Age	Director Since	Current Occupation	AC	CC	NCGC	ITC	Public Boards

Mark A. Buthman	55	2011	Retired EVP & CFO, Kimberly-Clark	C		M		—
William F. Feehery	45	2012	President, Industrial Biosciences, E.I. Du Pont de Nemours and Company				C	—
Eric M. Green	46	2015	President & CEO, West Pharmaceutical Services, Inc.					—
Thomas W. Hofmann	64	2007	Retired Sr. VP & CFO, Sunoco, Inc.	M	M			3
Paula A. Johnson	56	2005	Cardiologist; Exec. Dir. of Connors Center for Women’s Health and Gender Biology Brigham and Women’s Hospital	M			M	—
Myla P. Lai-Goldman	58	2014	CEO and President of GeneCentric Diagnostics, Inc.				M	1
Douglas A. Michels	59	2011	President & CEO, OraSure Technologies, Inc.	M	M			1
John H. Weiland	60	2007	President & Chief Operating Officer, C. R. Bard, Inc.		C			1
Patrick J. Zenner	69	2002	Chairman, West; Retired CEO & Pres., Hoffmann-La Roche Inc.			C		1

LEGEND

M	Member	AC	Audit Committee	CC	Compensation Committee

C	Chair	ITC	Innovation and Technology Committee	NCGC	Nominating and Corporate Governance Committee

2015 Performance and Compensation Highlights

We believe that Mr. Green and the other named executive officers performed well in 2015 and that their compensation is appropriate in relation to that performance.  Under their leadership, our Company achieved a total shareholder return (“TSR”) of 14% in 2015 and a cumulative three-year TSR of 126%.  Those returns reflect our growing sales and profitability.  Compared to 2014: net sales grew 7.2% (at constant currency exchange rates), gross margin grew by 110 margin points to 32.6%, adjusted operating margin grew 70 margin points to 13.6% and adjusted diluted earnings per share (“EPS”) increased 19% (at constant currency exchange rates).

(1)             2015 reported net sales decreased 1.5% versus 2014; unfavorable foreign currency translation reduced sales growth by 8.7%.  See page 26 of our 2015 Form 10-K Annual Report for discussion of the impact of foreign currency rates on reported net sales.

(2)             Below is a reconciliation of adjusted diluted EPS growth at constant currency exchange rates:

	2015	2014	Change
US GAAP Diluted EPS	$ 1.30	$ 1.75	-25.7%
Pension settlement charge	0.43
Executive retirement and related costs	0.09
License costs		0.01
Discrete tax charges	0.01	0.02
Adjusted diluted EPS	$ 1.83	$ 1.78	2.8%
Impact of foreign exchange rates	0.29
Adjusted Diluted EPS at Constant Exchange rates	$ 2.12	$ 1.78	19.1%

(3)             Gross margin and adjusted operating margin are discussed on page 27 and page 31 of our 2015 Form 10-K.

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GENERAL INFORMATION

The following table shows the components of 2015 compensation paid to our named executive officers, including total “realizable” pay.  Realizable pay takes a retrospective look at pay and performance.  Realizable pay is the sum of: (1) base salary paid; (2) annual incentive plan amounts actually earned for 2015 performance; (3) the in-the-money value of stock option grants made in 2015; (4) the current accrued estimate for payouts for the Performance-Vesting Share Unit award made in 2015 (at 98.5% of target); and, (5) the 2015 year end value of any time-vesting restricted stock granted in 2015.  The table is not a substitute for our 2015 Summary Compensation Table set forth on page 45.

2015 Summary Compensation and Realizable Compensation

(all amounts in U.S. Dollars)

Name and Current Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation	SEC Total	SEC Total Without Change in Pension Value (1)	Total Realizable Compensation
Eric M. Green President & CEO	473,846	616,667	3,174,950	3,175,106	614,259	42,927	267,697	8,365,452	8,322,525	5,788,906
William J. Federici Sr. VP & CFO	515,483	-0-	350,015	350,006	447,210	119,960	24,388	1,807,062	1,687,102	1,554,856
Karen A. Flynn Sr. VP & CCO	425,526	-0-	312,512	326,744	359,630	19,334	33,191	1,476,937	1,457,603	1,304,692
John E. Paproski Sr. VP & CTO	374,196	-0-	299,990	299,994	272,580	112,865	30,706	1,390,331	1,277,466	1,154,311
George L. Miller Sr. VP, GC & Corp. Secretary	41,538	66,667	700,065	299,988	-0-	2,769	13,403	1,124,430	1,121,661	768,951
Donald E. Morel, Jr. Former Chairman & CEO	461,857	-0-	1,199,991	1,200,030	537,413	965,793	242,107	4,607,191	3,641,398	2,445,128

(1)             This column is each officer’s total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.  It shows the impact that change in pension values had on total compensation, as determined under applicable SEC rules, which vary substantially due to actuarial calculations.  The amounts reported in the SEC Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column of the Summary Compensation Table required under SEC rules and are not a substitute for total compensation under the 2015 Summary Compensation Table.

Key 2015 Compensation-Related Actions

•            Reaffirmed compensation philosophy to target our executive compensation at the median (50th percentile) of comparator group companies.

•            Conducted formal pay-for-performance review of CEO compensation versus peers.

•            Conducted realizable pay analysis to assess whether Company performance and CEO realizable pay are aligned over a given period of time.

•            Evaluated compensation packages for outgoing Chairman and CEO, new President and CEO and new Senior Vice President, General Counsel and Corporate Secretary.

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GENERAL INFORMATION

Other Existing Key Compensation Features

•            Clawback of incentive compensation

•            No “single trigger” feature on parachute payments in change-in-control agreements offered to future executives

•            No-hedging/no-pledging of company stock

•            Independent compensation consultant

•            Share ownership requirements

•            Annual compensation risk assessment

•            Limited perquisites and personal benefits

Auditors

Set forth below is summary information with respect to PricewaterhouseCoopers LLP’s fees for services provided in 2015 and 2014.

Type of Fees	2015	2014

Audit Fees	$1,869,280	$1,657,566
Audit-Related Fees	25,510	17,500
Tax Fees	315,374	159,505
All Other Fees	5,000	11,366
Total	$2,215,164	$1,845,937

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GENERAL INFORMATION

General Information About the Meeting

Proxy Solicitation

Our Board of Directors is soliciting your vote on matters that will be presented at our 2016 Annual Meeting of Shareholders and at any adjournment or postponement. This Proxy Statement contains information on these matters to assist you in voting your shares.

The Notice, the accompanying proxy card or voting instruction card and our 2015 Form 10-K, including our annual report wrapper, are being mailed starting on or about March 23, 2016.

Shareholders Entitled to Vote

All shareholders of record of our common stock, par value $.25 per share, at the close of business on March 8, 2016, are entitled to receive the Notice and to vote their shares at the meeting.	As of that date, 72,712,473 shares of our common stock were outstanding. Each share is entitled to one vote on each matter properly brought to the meeting.

Voting Methods

You may vote at the Annual Meeting by delivering a proxy card in person or you may cast your vote in any of the following ways:

Mailing your signed proxy card or voter instruction card.	Using the Internet at www.ProxyVote.com.	Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903.

How Your Shares Will Be Voted

In each case, for registered shareholders, your shares will be voted as you instruct.  If you return a signed card, but do not provide voting instructions, your shares will be voted FOR each of the proposals. You may revoke or change your vote any time before the proxy is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date.  You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.  If you hold shares in the Company in “Street name” or through a broker, please refer to

“Broker Voting” on the next page.

Plan Participants.  Any shares you may hold in the West Pharmaceutical Services, Inc. 401(k) Plan or the Tech Group Puerto Rico Savings and Retirement Plan have been added to your other holdings on your proxy card.  Your completed proxy card serves as voting instructions to the trustee of those plans.  You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, phone or mail, all as described on the enclosed

2016 Annual Meeting and Proxy Statement  | 5

GENERAL INFORMATION

proxy card.  If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it received timely voting instructions.

Deadline for Voting.  The deadline for voting by telephone or Internet is 11:59 PM Eastern Time on May 2, 2016.  If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.  “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Broker Voting

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name.  The Notice would have been made available to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares.  As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available to you or by following their instructions for voting on the

Internet. A broker non-vote occurs when a broker or other nominee that holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.  Although there is no controlling precedent under Pennsylvania law regarding the treatment of broker non-votes in certain circumstances, we intend to apply the principles outlined in the table below:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 - Election of Directors	The number of shares voted “for” a director must exceed the number of votes cast “against” that director.	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 3 - Approval of the adoption of the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 4 - Ratification of the Appointment of PricewaterhouseCoopers LLC as our Independent Registered Public Accounting Firm for the 2016 Year	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions and broker non-votes will have the effect of negative votes	Yes

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GENERAL INFORMATION

Quorum

We must have a quorum to conduct business at the 2016 Annual Meeting.  A quorum consists of the presence at the meeting either in person or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote.  For the purpose of establishing a quorum, abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered shareholders who are present and entitled to vote, and count toward the quorum.

Mailings to Multiple Shareholders at the Same Address

We have adopted a procedure called “householding” for making the Proxy Statement and the Annual Report available.  Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we are notified that one or more of these shareholders wishes to continue receiving additional copies.

We will continue to make a proxy card available to each shareholder of record.  If you prefer to receive multiple copies of the proxy materials at the same address, please contact us in writing or by telephone: Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341, (610) 594-3319.

Electronic Availability of Proxy Statement and Annual Report

We are pleased to be distributing our proxy materials to certain shareholders via the Internet under the “notice and access” approach permitted by the rules of the SEC.  This method conserves natural resources and reduces our costs of printing and mailing while providing a convenient way for shareholders to review our materials and vote their shares.

On March 23, 2016, we mailed a “Notice of Internet Availability” to participating shareholders, which contains instructions on how to access the proxy materials on the Internet.

If you would like to receive a printed copy of our proxy materials, we will send you one free of charge.  Instructions for requesting such materials are included in the Notice.

This Proxy Statement and our 2015 Annual Report are available at:

www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx

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CORPORATE GOVERNANCE AND BOARD MATTERS

Proxy Solicitation Costs

We pay the cost of soliciting proxies.  Proxies will be solicited on behalf of the Board by mail, telephone, and other electronic means or in person.  We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, to help with the solicitation for a fee of $8,500, plus reasonable out-of-pocket costs and expenses.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding solicitation materials to shareholders and obtaining their votes.

Corporate Governance and Board Matters

During 2015, our Board met seven times.  Each director attended at least 75% of the Board meetings and the meetings of the Board committees on which he or she served.  All directors are expected to attend the 2016 Annual Meeting, and all of our directors attended the 2015 Annual Meeting.

Our principal governance documents are our Corporate Governance Principles, Board Committee Charters, director qualification standards and Code of Business Conduct.  Aspects of our governance documents are summarized below.  We encourage our shareholders to read our governance documents, as they present a comprehensive picture of how the Board addresses its governance responsibilities to ensure our vitality and success.  The documents are available in the “Investors — Corporate Governance” section of our website at www.westpharma.com and copies of these documents may be requested by writing to our Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles to provide guidance to our Board and its committees on their respective roles, director qualifications and responsibilities, Board and committee composition, organization and leadership.  Our Principles address, among other things:

•           Director qualification standards, including our independence standards;

•           The requirement to hold separate executive sessions of the independent directors;

•           The role of independent directors in executive succession planning;

•           The Board’s policy on setting director compensation and director share-ownership guidelines;

•           Guidelines on Board organization and leadership, including the number and structure of committees and qualifications of committee members;

•           Guidelines on outside board memberships;

•           Policies on access to management;

•           Director orientation and education; and

•           Self-assessments of board and committee performance to determine their effectiveness.

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Code of Business Conduct

All of our employees, officers and directors are required to comply with our Code of Business Conduct as a condition of employment.  The Code of Business Conduct covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, protection and proper use of our property and information and compliance with legal and regulatory requirements.  The Board has adopted a comprehensive Compliance and Ethics Program and has named Mr. Miller our Compliance Officer.  Our Compliance Officer delivers regular reports on program developments and initiatives to the Audit Committee and the Board.

Board Leadership Structure

The current governance structure of the Board follows:

•            The offices of Chairman and CEO are separate;

•            The Board has established and follows robust corporate governance guidelines;

•            All of the members of the Board, other than Mr. Green, are independent;

•            The Audit, Compensation, Nominating and Corporate Governance and Innovation and Technology Committees are each composed solely of independent directors;

•            Our independent directors meet regularly in executive session both at the Board and Board committee levels; and

•            Our directors as a group possess a broad range of skills and experience sufficient to provide the leadership and strategic direction the Company requires as it seeks to enhance long-term value for shareholders.

Dr. Morel, the CEO prior to Mr. Green, served as both Chairman and CEO, whereas Mr. Green currently serves as President and CEO and Mr. Zenner serves as Chairman.  The Board does not currently have a lead independent director, although the Board believes it may be useful and appropriate to designate a lead independent director if the offices of Chairman and CEO are combined in the future.

The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined.  This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.

With the retirement of Dr. Morel and appointment of Mr. Green, the Board reassessed the combination of the CEO and Chairman positions.  Effective upon Dr. Morel’s retirement as CEO, the Board determined that separating the positions is currently the best leadership structure for the Company.

We believe the current Board leadership structure is appropriate at this time because it allows the Chairman to focus on corporate governance and management of the Board priorities and allows the CEO to focus directly on managing our operations and growing the Company.

During previous CEO transitions, the Board has twice separated the CEO and Chairman roles. This approach has been successful in enabling the CEO to develop strategy in consultation with the Board and ensure the effective implementation of that strategy.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Chairman of the Board of Directors

Upon Dr. Morel’s stepping down as CEO on April 24, 2015, he was named Chairman through June 30, 2015 to aid in the transition to Mr. Green as the new CEO.  Upon Dr. Morel’s retirement as Chairman on June 30, 2015, Patrick J. Zenner, an independent director who is the Chairman of the Nominating and Corporate Governance Committee and previously served as the Chairman, Independent Directors, was appointed by the Board effective in July 2015 to serve as the Chairman of the Board until the 2016 Annual Meeting of Shareholders.  The responsibilities of the Chairman include:

•      Chairing Board meetings, including executive sessions of the independent directors;

•      Approving agendas and schedules for each Board meeting in consultation with the CEO; and,

•      Serving as principal liaison between the CEO and the independent directors.

Each independent director may add items to the agenda.  Independent directors meet in regularly scheduled executive sessions and in special executive sessions called by the Chairman.

Committees

The Board has four standing committees:

•                  Audit Committee;

•                  Compensation Committee;

•                  Nominating and Corporate Governance Committee; and,

•                  Innovation and Technology Committee.

From time to time the Board may form ad hoc committees to address specific situations as they may arise.  During 2014, the Board established one ad hoc committee, the Succession Planning

Committee.  The Succession Planning Committee was dissolved upon the appointment of Mr. Green as CEO on April 24, 2015.  Each committee consists solely of independent directors.  Each standing committee has a written charter, which is posted in the “Investors—Corporate Governance” section of our website at www.westpharma.com.

You may request a printed copy of each standing committee’s charter from our Corporate Secretary.

Audit Committee

Mark A. Buthman (Chair) Thomas W. Hofmann Paula A. Johnson Douglas A. Michels

The Audit Committee assists our Board in its oversight of: (1) the integrity of our financial statements; (2) the independence and qualifications of our independent auditors; (3) the performance of our internal audit function and independent auditors; and (4) our compliance with legal and regulatory requirements. In carrying out these responsibilities, the Audit Committee, among other things:

•             Reviews and discusses our annual and quarterly financial statements with management and the independent auditors;

•             Manages our relationship with the independent auditors, including having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming their independence; and

•             Oversees management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting.

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CORPORATE GOVERNANCE AND BOARD MATTERS

The Board has determined that Mr. Buthman and Mr. Hofmann are each an “audit committee financial expert” as defined in SEC regulations. In 2015, the Audit Committee met seven times. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Principles.

Compensation Committee

John H. Weiland (Chair) Thomas W. Hofmann Douglas A. Michels

The Compensation Committee develops our overall compensation philosophy, and, either as a committee or together with the other independent directors, determines and approves our executive compensation programs, makes all decisions about the compensation of our executive officers and oversees our cash and equity-based incentive compensation plans.

Additional information about the roles and responsibilities of the Compensation Committee can be found under the heading “Compensation Discussion and Analysis.” In 2015, the Compensation Committee met seven times. All members of the Compensation Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Nominating and Corporate Governance Committee

Patrick J. Zenner (Chair) Mark A. Buthman Anthony Welters

The Nominating and Corporate Governance Committee identifies qualified individuals to serve as board members; recommends nominees for director and officer positions; determines the appropriate size and composition of our Board and its committees; monitors a process to assess Board effectiveness; reviews related-party transactions; and considers matters of corporate governance. The Committee also reviews and makes recommendations to the Board regarding compensation for non-employee directors and administers director equity-based compensation plans.

In 2015, the Nominating and Corporate Governance Committee met five times. All members of the Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Innovation and Technology Committee

William F. Feehery (Chair) Paula A. Johnson Myla P. Lai-Goldman

The Innovation and Technology Committee provides guidance to our Board on technical and commercial innovation strategies, reviews emerging technology trends that may affect our business, reviews our major innovation and technological programs and overall patent strategies, and assists our Board in making well-informed choices about investments in new technology. In 2015, the Innovation and Technology Committee met three times.

Succession Planning Committee (Ad Hoc)

Patrick J. Zenner (Chair) Thomas W. Hofmann Myla P. Lai-Goldman John H. Weiland

The Succession Planning Committee was an ad hoc committee formed in 2014 to provide guidance to our Board on succession planning for the impending retirement of Dr. Morel, announced in October 2014. Dr. Morel’s retirement as CEO occurred in April 2015, and he remained Chairman through June 30, 2015. In 2015, the Succession Planning Committee met four times. This Committee was dissolved upon the appointment of Mr. Green as CEO.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Board Matters

During 2015, our Board and each of its Committees played pivotal roles in helping to develop and approve our corporate strategy.  The major issues debated and decided by the Board during 2015 included:

•           Selecting Mr. Green as successor to Dr. Morel;

•           Separating the CEO and Chairman roles;

•           Approving our enterprise strategic plan;

•           Reviewing and approving our executive and board compensation strategies; and

•           Reviewing potential targets for mergers and acquisitions and potential licensing opportunities.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight is consistent with our leadership structure, with management having day-to-day responsibility for assessing and managing our risk exposure and the Board actively overseeing management of our risks—both at the Board and committee level.

The Board regularly reviews and monitors the risks associated with our financial condition and operations and specifically reviews the enterprise risks associated with our five-year plan.  In particular, the Board reviews our risk portfolio, confirms that management has established risk-management processes that are functioning effectively and efficiently and are consistent with our corporate strategy, reviews the most significant risks and determines whether management is responding appropriately.

The Board performs its risk oversight role by using several different levels of review.  Each Board meeting begins with a strategic overview by the CEO that describes the most significant issues, including risks, affecting the Company and also includes business updates from each reportable segment.  In addition, the Board reviews in detail the business and operations of each reportable segment quarterly, including the primary risks associated with that segment.

The Board focuses on the overall risks affecting West.  Each committee has been delegated the responsibility for the oversight of specific risks that fall within its areas of responsibility.  For example:

•            The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company.

•            The Audit Committee oversees management of financial reporting, compliance and litigation risks as well as the steps management has taken to monitor and control such exposures.

•            The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest and the effectiveness of the Board.

•            The Innovation and Technology Committee reviews risks associated with intellectual property, innovation efforts and our technology strategy.

•            The ad hoc Succession Planning Committee reviewed risks associated with choosing a new Chief Executive Officer and ensuring an effective transition from Dr. Morel to his successor.

Although each committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is regularly informed about those risks through committee reports.

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Director Independence

Our Board has adopted a formal set of categorical director qualification standards (“Standards”) used to determine director independence.  The Standards meet or exceed the independence requirements of the NYSE corporate governance listing standards.  Under the Standards, a director must have no material relationship with us other than as a director.  The Standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us, members of our senior management or their affiliates.  The full text of the Standards may be found under the “Investors — Corporate

Governance” section on our website at www.westpharma.com.

The Board undertook its annual review of director independence in February 2016.  As a result of this review, the Board did not substantively revise the Standards.  Subsequently, the Board considered whether any relationships described under the Standards between the Company and each individual director existed.  As a result of the review, the Board affirmatively determined that each of its non-employee directors is independent of the Company and its management team as defined under the Standards.

Executive Sessions of Independent Directors

Our Board also holds regular executive sessions of only independent directors to review the Company’s strategy and management’s operating plans, the criteria by which our CEO and other senior executives are measured, management’s performance against those criteria and other related issues and to conduct a self-assessment of its performance.  Last year, our independent directors held seven executive sessions.

Director Mandatory Retirement

A non-employee director must retire on the date of the annual meeting of shareholders immediately following his or her 72nd birthday.

An employee director must submit his or her resignation upon the date he or she ceases to be an executive of the Company.

Share Ownership Goals for Directors and Executive Management

To encourage significant share ownership by our directors and further align their interests with the interests of our shareholders, directors are expected to acquire within three years of appointment, and to retain during their Board tenure, shares of our common stock equal in

value to at least five times their annual retainer.   The Board has also set share ownership goals for senior executive management, which are set forth in “Compensation Discussion and Analysis Other Compensation Policies.”

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CORPORATE GOVERNANCE AND BOARD MATTERS

Communicating with the Board

You may communicate with the Chairman of the Board or the independent directors as a group by sending a letter addressed to the Board of Directors, c/o Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, Pennsylvania 19341.  Communications to a particular director should be addressed to that director at the same address.

Our Corporate Secretary maintains a log of all communications received through this process.  Communications to specific directors are forwarded to those directors.  All other communications are given directly to the Chairman of the Board who decides whether they should be forwarded to a particular Board committee or to management for further handling.

Nomination of Director Candidates

Candidates for nomination to our Board are selected by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, our Amended and Restated Articles of Incorporation, our Bylaws and our Corporate Governance Principles.  All persons recommended for nomination to our Board, regardless of the source of the recommendation, are evaluated by the Committee.

The Board and the Nominating and Corporate Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

•      A director is nominated based on his or her professional experience.  A director’s traits, expertise and experience add to the skill-set of the Board as a whole and provide value in areas needed for the Board to operate effectively.

•      A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of management and the ability to work well with others.

•      A director should be willing and able to devote sufficient time to the affairs of the Company and be free of any disabling conflict.

•      All of the non-employee directors should be “independent” as outlined in our Standards.

•      A director should exhibit confidence and a willingness to express ideas and engage in constructive discussion with other Board members, Company management and all relevant persons.

•      A director should actively participate in the decision-making process, be willing to make difficult decisions, and demonstrate diligence and faithfulness in attending Board and committee meetings.

•      The Board generally seeks active or former senior-level executives of public companies, particularly those with international operations, leaders in the healthcare or public health fields, with science or technology backgrounds, and individuals with financial expertise.

When reviewing nominees, the Nominating and Corporate Governance Committee considers whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board’s overall composition and needs.  The Nominating and Corporate Governance Committee also values diversity on the Board in the director nominee identification and nomination process.

Accordingly, the Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board.  The Committee regularly assesses the effectiveness of this approach as part of its review of the Board’s composition.

To assist it with its evaluation of the director nominees for election at the 2016 Annual Meeting, the Committee took into account the factors listed above and used a skills matrix highlighting the experience of our directors in areas such as industry experience, leadership, financial literacy, risk management expertise and independence.

Under the heading “Director Qualifications and Biographies,” we provide an overview of each

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CORPORATE GOVERNANCE AND BOARD MATTERS

nominee’s principal occupation, business experience and other directorships of publicly-traded companies, together with the qualifications, experience, key attributes and skills the Committee and the Board believe will best serve the interests of the Board, the Company and our shareholders.

Shareholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws.  These procedures are described under “Other Information — 2017  Shareholder Proposals or Nominations” in this Proxy Statement.

Related Person Transactions and Procedures

The Board has adopted written policies and procedures relating to the Nominating and Corporate Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements under SEC regulations.  A “related person” includes our directors, officers, 5% shareholders and immediate family members of these persons.

Under the policy, the Nominating and Corporate Governance Committee reviews the material facts of all related-person transactions, determines whether the related person has a material interest in the transaction and may approve, ratify, rescind or take other action with respect to the transaction.

In approving a transaction, the Committee will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transactions.

The Committee reviews and pre-approves certain types of related person transactions, including  certain transactions with companies at which the related person is an employee only, and charitable contributions that would not disqualify a director’s independent status.  The policy and procedures can be found in the “Investors—Corporate Governance — Related Party Transaction Policies and Procedures” section of our website www.westpharma.com.

We have no related person transactions required to be reported under applicable SEC rules.

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DIRECTOR COMPENSATION

Director Compensation

2015 Director Compensation

During 2015, our non-employee directors received annual grants of stock-settled restricted stock units (“RSUs”) equal to $130,000 and a cash annual retainer of $70,000.  The following table shows the structure of total 2015 compensation of our non-employee directors.

Non-Employee Director Compensation Elements (2015)

Compensation Item	2015 Amount

Annual Retainers and Chair Fees
Board membership	$70,000
Chairman, Independent Directors	20,000
Audit Committee Chair	15,000
All Other Committee Chairs	10,000
Restricted Stock Units	130,000

Ad Hoc Succession Planning Committee

Due to the importance of attracting and selecting appropriate CEO candidates, the Board approved a special one-time payment to members of the ad hoc Succession Planning Committee when Mr. Green was hired on April 24, 2015.  The Chairman of the Committee, Mr. Zenner, received a payment of $15,000 and the other Committee members, Mr. Hofmann, Dr. Lai-Goldman, and Mr. Weiland, received $10,000 each.

Chairman of the Board

In light of the additional duties imposed upon a non-executive Chairman of the Board in May 2015, the Nominating and Corporate Governance Committee approved additional compensation for the Chairman of the Board.  Mr. Zenner, who was appointed Chairman, recused himself from the discussion and the Board sought the input of Pay Governance LLC, the Company’s independent compensation consultant, who benchmarked compensation practices.  The Board determined that an additional retainer of $100,000 per year should be paid to the Chairman of the Board.  This retainer is in lieu of any fees otherwise payable as Chairman, Independent Directors.  The $100,000 may be delivered in cash, payable 25% per quarter, or restricted stock that vests 25% per quarter as elected by the Chairman, provided that he remains in service with the Board.  Absent an election, the amount is paid $50,000 in cash and $50,000 in restricted stock.  Mr. Zenner was elected Chairman as of July 1, 2015 to serve until the 2016 Annual Meeting of Shareholders, a period of ten months.  Therefore, the $100,000 payment was pro-rated to be $83,333.  Mr. Zenner elected to have 50% of this amount paid in cash and 50% delivered in restricted stock.

2016 Changes to Board Compensation

Additionally, after consulting with Pay Governance, the Board approved changes to the compensation structure for our non-employee directors effective January 1, 2016. This new structure provides for $160,000 in restricted stock units annually (an increase of $30,000) and increases in cash compensation to reflect market trends.  The Compensation Committee Chairman fee was increased in recognition of the additional duties required of that role.  The new 2016 compensation structure is set forth below.

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DIRECTOR COMPENSATION

Non-Employee Director Compensation Elements

(Effective January 2016)

Compensation Item	2016 Amount

Annual Retainers and Chair Fees
Chairman of the Board (cash or stock, as elected)	$100,000
Board membership	80,000
Audit Committee Chair	20,000
Compensation Committee Chair	20,000
All Other Committee Chairs	10,000
Restricted Stock Units	160,000

The following table shows the total 2015 compensation of our non-employee directors.

2015 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Mark A. Buthman	85,000	130,000	9,991	224,991
William F. Feehery	80,000	130,000	7,032	217,032
Thomas W. Hofmann	80,000	130,000	15,330	225,330
Paula A. Johnson	70,000	130,000	20,122	220,122
Myla P. Lai-Goldman	80,000	130,000	1,716	211,716
Douglas A. Michels	70,000	130,000	11,446	211,446
John H. Weiland	90,000	130,000	25,358	245,358
Anthony Welters	70,000	130,000	42,788	242,788
Patrick J. Zenner	127,526	130,000	24,365	281,891

Fees Earned or Paid in Cash

The amounts in the “Fees Earned or Paid in Cash” column are retainers earned for serving on our Board, its committees and as committee chairs and Chairman, Independent Directors or Chairman, as applicable.  All annual retainers are paid quarterly.  For Mr. Zenner this amount includes the pro rata portion of his fees for serving as Chairman of the Board after July 1,

Stock Awards

The amounts in the “Stock Awards” column reflect the grant date fair value of stock-settled RSU awards made in 2015.  The grant date fair value is determined under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.  In 2015, each non-employee director was awarded 2,448 RSUs, with a grant date fair market value of $53.10 per share based on the closing price of our common stock on the award date, May 5,

2016 and Lead Independent Director before that.  The amounts are not reduced to reflect elections to defer fees under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”).  During 2015, Mr. Buthman, Dr. Lai-Goldman, Mr. Michels, Mr. Weiland, and Mr. Welters deferred 100% of their cash compensation.

2015.  For a discussion on RSU grant date fair value, refer to Note 12 of the consolidated financial statements included in our 2015 Form 10-K.

RSUs are granted on the date of our Annual Meeting and fully vest on the date of the next Annual Meeting so long as a director remains on the Board as of that date.  Generally, all unvested grants of equity forfeit upon termination.

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DIRECTOR COMPENSATION

However, if a director retires during the calendar year that he reaches age 72, the award will vest pro rata on a monthly basis through the date of retirement.

Stock-settled RSUs are distributed upon vesting, unless a director elects to defer the award under the Director Deferred Compensation Plan.  In 2015, all continuing directors elected to defer their awards except for Mr. Hofmann and Mr. Zenner.  All awards are distributed as shares of common stock, as described below.  When dividends are paid on common stock, additional shares are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

All Other Compensation

The amounts in the “All Other Compensation” column are the sum of the: (1) Dividend Equivalent Units (“DEUs”) credited to accounts under the Director Deferred Compensation Plan, and (2) with respect to Mr. Zenner and Ms.

Johnson, a charitable contribution of $1,000 each was made under our charitable contribution matching program, which is available to our employees, retirees and directors on a non-discriminatory basis.

Stock Options

Prior to 2007, non-employee directors received annual grants of stock options, which vested on the first anniversary of the grant date.  After benchmarking this practice, our Board ceased granting stock options to directors.  All stock options are vested and expire ten years after the original date of grant. The following table sets forth all stock and stock options held by each director at the end of 2015.

Outstanding Director Stock Awards and Stock Options at Year-End 2015

Name	Vested Deferred Stock Awards (#)	Unvested Deferred Stock and RSU Awards (#)	Total Deferred Stock and RSU Awards (#)	Stock Options Outstanding (#)
Mark A. Buthman	17,122	2,457	19,579	—
William F. Feehery	12,242	2,457	14,699	—
Thomas W. Hofmann	32,180	2,457	34,637	—
Paula A. Johnson	33,594	2,457	36,051	7,800
Myla P. Lai-Goldman	3,055	2,457	5,512	—
Douglas A. Michels	17,122	2,457	19,579	—
John H. Weiland	36,648	2,457	39,105	—
Anthony Welters	36,648	2,457	39,105	—
Patrick J. Zenner	37,078	2,457	39,535	12,800

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation until their Board service terminates.  Deferred fees may be credited to a “stock-unit” account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank.  Stock-unit accounts are credited with DEUs based on the number of stock units credited on the dividend record date.

The value of a director’s account balance is distributed on termination of Board service.  The value of a director’s stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of our common stock on the termination date.

RSUs that a director elects to defer (and all shares of deferred stock) are distributed in shares of stock.  Pre-2014 stock units may be distributed in cash in lieu of stock, if a director made an election in 2013.  All post-2013 stock

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DIRECTOR COMPENSATION

units are only distributable in stock.  Partial shares are distributed in cash.

Directors may receive their distribution as a lump sum or in up to ten annual installments.  Separate elections apply to amounts earned and vested before 2005 and amounts earned and vested after December 31, 2004.  If a director elects the installment option, any cash-account balances during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock and stock-settled units will be credited with DEUs until paid.

Director Deferred Compensation Plan at Year-End 2015

The following table summarizes the amounts credited to each Director Deferred Compensation Plan account as of December 31, 2015:

Name	Cash-Settled Stock Units Value(1) ($)	Stock-Settled Stock Units Value(1) ($)	Deferred Stock and RSU Value (1) ($)	Amount Invested in Cash Account (2) ($)	Total Account Balance ($)
Mark A. Buthman	-0-	386,372	1,179,047	-0-	1,565,419
William F. Feehery	-0-	194,812	885,174	-0-	1,079,986
Thomas W. Hofmann	-0-	-0-	2,085,840	-0-	2,085,840
Paula A. Johnson	-0-	437,559	2,170,991	-0-	2,608,550
Myla P. Lai-Goldman	—	51,307	331,933	—	383,240
Douglas A. Michels	377,837	573,174	1,179,047	-0-	2,130,058
John H. Weiland	1,085,291	1,331,645	2,354,903	-0-	4,771,839
Anthony Welters	-0-	3,716,839	2,354,903	76,224	6,147,966
Patrick J. Zenner	-0-	976,046	2,380,798	-0-	3,356,844

(1)          Value is determined by multiplying the number of stock units or shares of deferred stock, as applicable, times $60.22, the fair market value of a share of stock on December 31, 2015.  Stock units relate to deferred compensation that has previously been reported in the “Fees Earned or Paid in Cash” column for the year the compensation was earned.

(2)          The amount invested in cash account earned interest at a rate of 3.25% compounded quarterly for the first three quarters of 2015 and 3.5% compounded quarterly for the last quarter of 2015, which resulted in $2,435 in the aggregate being credited to Mr. Welters’ account in 2015.

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EXECUTIVE COMPENSATION

Executive Compensation

Executive Summary

Our Compensation Philosophy and Goals

We believe that our long-term success is directly related to our ability to attract, motivate and retain highly talented individuals committed to continually improving financial performance, achieving profitable growth on a sustainable basis and enhancing shareholder value.

To that end, our Compensation Committee has developed and implemented a pay-for-performance compensation philosophy that closely aligns our executives’ incentive compensation with Company performance and shareholder interests on a short- and long-term basis without promoting excessive risk.  When we deliver expected performance, our pay should approximate the market median.  Actual compensation, however, varies with our performance.

The Annual Incentive Plan (“AIP”), our annual cash incentive bonus plan, is based primarily on our performance on two financial measures: adjusted diluted EPS and adjusted operating cash flow.  Performance standards for regional and divisional heads, including Mr. Paproski and Ms. Flynn, also included targets for divisional sales, operating profit and cash flow.  Mr. Paproski, who led our Delivery Systems business unit in 2015, where innovation is key to our success, is also subject to goals based on reaching milestones for our key innovative projects.  No awards are paid unless performance exceeds the threshold of 85% of the target.  At the 85% level only 50% of the AIP target is paid.

Our long-term incentive awards are aligned with shareholder interests because they deliver value based on the achievement of the three-year compound annual growth rate (“CAGR”) and the return on invested capital (“ROIC”) targets, along with encouraging share ownership and retention of key talent.

As in prior years, we undertook a review to ensure our long-term goals were delivering shareholder value.  That review indicated that our long-term incentive plan payouts are highly-

correlated with our TSR over the performance period and that our TSR outpaces our peers and the market as a whole.

A significant portion of the total compensation opportunity for each of our executives, including the named executive officers or “NEOs,” is directly dependent on the achievement of pre-established corporate goals.

Our New Leadership Structure

On January 12, 2016, we announced a reorganization of the Company including the manner in which we manage our business.  Key changes include:

•                  Formation of a Commercial organization led by Ms. Flynn. This organization will leverage the strength of West’s proprietary product portfolio by focusing on three key customer markets – Biologics, Generics and Pharmaceuticals, and also includes our contract manufacturing business unit;

•                  Formation of the Innovation and Technology organization initially led by Mr. Paproski.  Mr. Paproski announced his retirement effective April 1, 2016 and will be succeeded by Eric Resnick.  This organization will focus on product design and development to push the leading-edge of applications to contain, administer and deliver injectable therapies.  These include new delivery platforms, such as the SmartDose® wearable injector, and new applications of Daikyo Crystal Zenith® technology; and,

•                  Consolidation of our global operating footprint with the newly formed Global Operations organization.  This organization reports directly to the CEO.

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EXECUTIVE COMPENSATION

This realignment will enable our teams to be more responsive and proactive, addressing the needs and challenges of each specific customer group and driving improvements and efficiencies in our global operations and supply chain.

During 2016, we also realigned annual incentive plan targets and philosophy consistent with our new organizational structure and our refined enterprise strategy.  These revised targets will help ensure alignment between business performance and pay.

Investor Outreach and 2015 Say-on-Pay Results

At our 2015 Annual Meeting of Shareholders, we held a shareholder “Say-on-Pay” advisory vote to approve the compensation of our NEOs as disclosed in our Proxy Statement.  Shareholders expressed overwhelming support for the compensation of our NEOs, with approximately 98.7% of the votes (present at the meeting and entitled to vote) cast to approve NEO compensation.

The Committee considered this vote as demonstrating strong support for our compensation programs and continued to apply the same effective principles and philosophies that have been applied in prior years when making compensation decisions for 2015.  These principles and philosophies are highlighted above and described more fully below.

To ensure that the Committee considers shareholder views on compensation matters, we maintain an active shareholder engagement program.  Throughout the year, we meet with our actively-managed shareholders, which represent in the aggregate a majority of our shares.  These shareholders have historically expressed support for our long-term performance goals, including ROIC and CAGR.  The Committee receives regular updates on investor feedback and understands that shareholders remain very focused on the alignment of pay and performance.

2015 Financial Highlights

The Company delivered exceptional financial performance in 2015, achieving record net sales, adjusted operating profit and adjusted diluted EPS.  Compared to 2014 net sales increased 7.2% (at constant currency exchange rates), gross margin grew by 110 margin points to 32.6%, adjusted operating margin grew 70 margin points to 13.6% and adjusted diluted EPS increased 19% (at constant currency exchange rates).  For additional information please see “Performance and Compensation Highlights” on page 2.

Our shareholders also benefitted as we delivered a three-year and one-year TSR which exceeded the average of the S&P 500 and the Business Segment Comparator Group of companies we use for benchmarking our executive compensation.

As discussed in more detail below, our annual incentive plan uses a one-year measurement period and our long-term incentive plan uses three-year metrics and, due to our strong performance in each period, both programs paid at higher than target levels.   This is in contrast to 2014 when our AIP paid at less than target and our annual TSR, while strong, was less favorable compared to the market.

One-Year Comparative TSR	Three-Year Cumulative TSR

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EXECUTIVE COMPENSATION

Executive Compensation Elements

Compensation Component	Objectives	Key Features
Base Salary	Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market

•        Annual cash compensation that is not at risk

•        Targeted to the 50th percentile of our compensation comparator groups, with variations based on experience, skills and other factors

•        Adjustments considered annually based on level of pay relative to the market, individual and Company performance

Annual Incentive Award

Focuses executives on annual results by rewarding them for achieving key budgeted financial targets

Links executives’ interests with those of shareholders by promoting profitable growth

Helps retain executives by providing market-competitive compensation

•        At-risk cash awards based on adjusted diluted EPS and adjusted operating cash flow, and when applicable division performance objectives, calculated at budgeted exchange rates and adjusted for unusual or non-recurring items

•        Annual award payouts may vary from 0% to 150% of the targeted award

Long-Term Incentive Award (PVSUs and Stock Options)

Aligns executives’ interests with those of shareholders by linking compensation with long-term corporate performance that benefits our shareholders

Retains and provides incentives to executives through multi-year performance-vesting share units (“PVSUs”) and stock options

Promotes a sensible balance of risk and reward, without encouraging unnecessary or unreasonable risk taking

•        Performance-based long-term compensation

•        Generally targeted at a level that, when aggregated with AIP and base salary, will provide total direct compensation at the 50th percentile of comparator groups

•        Uses PVSUs and stock options to provide rewards for both financial performance and increased stock price

•        PVSUs have a three-year performance period; stock options vest in annual increments over a four-year period

•        Shares earned under PVSU awards vary from 0% to 200% of targeted award

Retirement Plan and Non-Qualified Deferred Compensation Plan	Attracts and retains executives by providing a level of retirement income and retirement savings in a tax-efficient manner	• Provides a defined-benefit plan that transitioned to a cash-balance plan formula in 2007 • Executives may elect to defer up to 100% of their annual cash compensation

2015 Performance-Based Bonuses (Cash)

AIP payouts for all officers, including the NEOs, are based on our performance against two principal corporate financial metrics: adjusted diluted EPS and adjusted operating cash flow.  Payouts for executives who manage divisional business units also depend partially on divisional performance.  The target bonus is set as a percentage of base salary, which for the NEOs, ranges from 65% to 100%.  Mr. Miller was not eligible for an AIP bonus in 2015 due to his hire date being after November 15, 2015, which is a uniform requirement in the plan.  2015 AIP

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EXECUTIVE COMPENSATION

target goals were set by the Committee based on the budget approved by the Board and the Committee’s determination that the targets contained sufficient “stretch.”  During 2015, we significantly exceeded our target levels, achieving 107.4% of our established corporate targets, which apply to all AIP participants.  This performance was more favorable than in 2014, when we did not reach our target performance levels.  These results and consequent payouts demonstrate our pay-for-performance philosophy discussed in the “Compensation Discussion and Analysis” below.  During 2014, the payouts under the AIP, which measures short-term performance, were less than 100%; while in 2015, when the short-term performance was better, the payouts were correspondingly higher.  A reconciliation of the adjusted diluted EPS and adjusted operating cash flow to amounts reported under U.S. GAAP is provided below under “Financial Measures.”

2015 AIP Performance Against Primary Metrics

Threshold, Target and Actual Performance

2015 Long-Term Incentive Awards (Equity)

Long-term incentive compensation opportunities for our executives, including the NEOs, are entirely equity based.  Executives receive an award of PVSUs and time-vested stock options, approximately equal in expected value.  The value of each NEO’s long-term grant is determined by the Committee based on its review of peer-group market data, the executive’s roles and responsibilities, his or her impact on our results, and advancement potential.  PVSUs entitle the recipient to receive common shares based on achievement of three-year CAGR and ROIC targets.  The following chart shows the performance against target and threshold for the three-year performance period that ended December 31, 2015.

Performance Against Long-Term Metrics (1) – 2013-2015 Performance Periods

(1)          Calculated at 2015 budgeted foreign exchange translation rates.

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EXECUTIVE COMPENSATION

Our Compensation Practices

We continue to incorporate leading practices into our compensation programs:

•                  Our compensation philosophy targets total direct compensation of our NEOs at the 50th percentile of comparator group companies.

•                  We prohibit our officers and directors from hedging, pledging or engaging in any derivatives trading with respect to our common stock.

•                  Our equity incentive plan prohibits the repricing or exchange of awards without shareholder approval.

•                  DEUs are paid on equity awards only if the underlying award is earned and vested.

•                  We conduct realizable-pay analyses on our CEO compensation and review tally sheets to provide additional benchmarking information on executive pay.

•                  We require a “double-trigger” feature and have not provided golden parachute excise tax gross-ups in any change-in-control agreements offered to executives after 2010, including our new CEO.

•                  We require our executive officers to meet share-ownership guidelines, and to take a portion of their bonus in shares until their ownership guidelines are met.  The ownership guideline for our CEO is six times base salary and the guideline for our other executives is two times base salary.

•                  The Committee has engaged an independent outside compensation consultant.  See “Role of the Compensation Consultant and Executives.”

•                  The Committee may cancel or recover any cash- or equity-based incentive compensation based on achievement of specified financial results that are the subject of a subsequent restatement.  We will seek repayment of any amount determined to have been inappropriately received due to mathematical errors, fraud, misconduct or gross negligence.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis.”  Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the “Compensation Discussion and Analysis” in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee

John H. Weiland, Chairman

Thomas W. Hofmann

Douglas A. Michels

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our executive compensation programs for 2015, the compensation decisions made under those programs and the factors that were considered by the Committee in making those decisions.  It focuses on the compensation for each of our NEOs for 2015:

•                  Eric M. Green, President and Chief Executive Officer;

•                  William J. Federici, Senior Vice President and Chief Financial Officer;

•                  Karen A. Flynn, Senior Vice President and Chief Commercial Officer (formerly, President, Pharmaceutical Packaging Systems);

•                  John E. Paproski, Senior Vice President and Chief Technology Officer (formerly, President, Pharmaceutical Delivery Systems);

•                  George L. Miller, Senior Vice President, General Counsel and Corporate Secretary; and

•                  Donald E. Morel, Jr., Former Chairman and Chief Executive Officer.

This Compensation Discussion and Analysis is divided into two parts:

Part 1 discusses our 2015 performance, the Committee’s actions in 2015, our compensation practices and the compensation decisions for our NEOs.

Part 2 discusses our compensation framework in more detail, including how we apply our compensation philosophy and determine competitive positioning of our executive compensation and other policies.

Part 1 – 2015 Performance, Compensation Committee Actions, Compensation Practices and Decisions

2015 Performance Overview

2015 was an outstanding year for the Company and its shareholders.  Among the accomplishments of our executive team were:

•                  Net sales increased by $102.3 million, or 7.2% (excluding foreign currency effects) and adjusted diluted EPS increased 19% at constant exchange rates.

•                  Our 2015 gross margin improved to 32.6%, an increase of 110 margin points and our adjusted operating margin increased by 70 margin points to 13.6%.

•                  Continued emphasis on products that meet higher quality standards and create greater revenue, which resulted in 2015 sales growth of 14.8% at constant exchange rates for PPS high-value products.

•                  PDS continued to make progress toward the U.S. Food and Drug Administration approval of the SmartDose wearable injector, which features a silicone-free Daikyo Crystal Zenith cartridge and a FluroTec® coated piston containment system.

•                  Contract manufacturing products sales increased 6% over 2014 on a constant currency basis.

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EXECUTIVE COMPENSATION

•                  Completed the validation of our Kinston, North Carolina facility to address demand for high-value products, while also making progress in the construction of our Waterford, Ireland campus to address longer-term product demands.

•                  Increased quarterly dividend to $0.12 per share.

•                  Seamless transition of leadership of the Company to the new CEO, Mr. Green, and strengthening of the leadership team through key executive officer hires.

As discussed in this Proxy Statement, our one-year performance during 2015 exceeded our targeted levels, and payouts under the AIP accordingly were greater than 100% of target.  Additionally, our three-year performance was outstanding when measured by CAGR and ROIC.  Therefore, payouts under our long-term incentive plan were higher.  Both our annual and long-term TSR performance exceeded the average performance of our peer group and the S&P 500.  Our one-year TSR performance exceeded the 69th percentile and our three-year performance exceeded the 94th percentile among our peers.

2015 Committee Actions

The Committee regularly evaluates the design and performance of our executive compensation programs to ensure they are operating as intended and consistent with relevant benchmarks and market practices.  The

Committee also reviews its compensation philosophy each year.  As a result of these evaluations and reviews, the Committee took the following actions in 2015:

Action	Rationale

Pay-for-Performance Review — Conducted a formal pay-for-performance review of CEO compensation versus Business Segment Comparator Groups consistent with analyses done by third-party shareholder advisory services.

Provides a complete view of the alignment of compensation and company performance versus our peers and the market.

Realizable Pay Analysis — Conducted a realizable pay analysis, which assesses whether Company performance and CEO realizable pay are aligned over a given period of time.

Performance Goal Difficulty Analysis — Conducted an analysis regarding the difficulty of achievement of performance goals established under the AIP and LTIP.

Provides the Committee with perspective regarding the difficulty of attaining established performance goals, the rigor of the process establishing those goals and the motivational aspects of those awards.

Comparator Groups — Reviewed the criteria for selecting members of the Business Segment and Broad Talent Comparator Groups and made no changes.	Ensures robust comparative compensation data for officer positions where there is sufficient data. If data is insufficient or inconclusive, the Broad Talent Comparator group is used.

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EXECUTIVE COMPENSATION

Benchmarked and Established Compensation for our incoming Officers — Reviewed the compensation paid to Chief Executive Officer, General Counsel and Chief Human Resources Officer of our comparator groups.

Attracts and retains qualified executive officers to ensure the continued outstanding performance of the Company.

Provided Transition Awards to our Outgoing Chief Executive Officer — We provided a long-term incentive award and other remuneration to our outgoing CEO.

Ensured the smooth transition from Dr. Morel to Mr. Green and provided consideration for Dr. Morel remaining with the Company longer than he had originally anticipated to assist with leadership transition.

Executive Compensation Elements

The following chart summarizes the key features of each element of our executive compensation program: Cash (salary and annual bonus); equity (long-term incentive); retirement (Retirement Plan, Supplemental Employee Retirement Plan (“SERP”), 401(k) Plan, and Nonqualified

Deferred Compensation Plan); and other compensation (perquisites).  Each type is discussed in detail in the remainder of this Compensation Discussion and Analysis, and the accompanying tables.

Element	Type	Key Features

Cash	Salary

•        Fixed amount of compensation based on experience, contribution and responsibilities.

•        Salaries reviewed annually and adjusted based on market practice, individual performance and contribution, length of service and other internal factors.

Retention Cash (for CEO)

•        Attracts and retains top-level talent for our senior-most positions.

•        Replaces cash compensation foregone from prior employer, facilitating our ability to attract key leadership.

•        Paid to Mr. Green after six months of employment.

Annual Incentive Plan

•        Performance-based cash awards based on adjusted diluted EPS and adjusted operating cash flow, calculated at budgeted exchange rates and adjusted for unusual or non-recurring items. See “Financial Results for AIP Purposes” on page 33.

•        Annual awards vary from 0% to 150% of the targeted amount.

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Long-Term Incentive Compensation (100% Equity)	Annual PVSU grant (50% of normal annual grant value)

•        PVSUs are settled three years from the grant date based on performance over a three-year period.

•        DEUs are accumulated on PVSUs during the vesting period.

•        Both PVSUs and DEUs are paid in shares of West common stock and only upon vesting.

•        The number of shares (inclusive of DEUs) that may be earned over the performance period is based on achievement against target of two equally weighted measures—CAGR and ROIC—and ranges from 0% to 200% of the target award. See “Our Long-Term Equity Incentive Program,” beginning on page 35.

	Annual Non-qualified stock option grant (50% of typical annual grant value)	• Annual awards vest in four equal annual installments and expire 10 years from the grant date.

Time-Vesting Restricted Stock and Retention Options

•        Special retention option and restricted stock award granted to Mr. Green upon his start date vests 42.9% (i.e., $1.5 million of the $3.5 million of total grant date fair value) on the third anniversary of his start date and 57.1% (i.e., $2.0 million of the $3.5 million of total value) on the fifth anniversary of his start date.

•        Restricted stock vests 100% after 4 years for Mr. Miller.

•        Attracts talented executives who are foregoing compensation from prior employer.

•        Provides a retention tool for new executives, provides an immediate ownership stake in the Company and alignment with shareholders through an incentive to increase the stock value.

Retirement	Retirement Plan	• Provides retirement income for eligible participants based on years of service and highest average earnings up to tax code limits.

	SERP	• Provides retirement income, on a non-qualified basis, in excess of U.S. Internal Revenue Code (“Code”) limits on the same basis as the Retirement Plan.

	401(k) Plan	• Qualified 401(k) plan that provides participants the opportunity to defer taxation on a portion of their income, up to Code limits, and receive a matching Company contribution.

	Nonqualified Deferred Compensation Plan	• Extends, on a non-qualified basis, the 401(k) plan deferrals in excess of Code limits on the same terms.

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Summary of Key 2015 Compensation Decisions

The Committee reviewed our pay practices, including benchmarking our process and concluded to not make any significant changes to our compensation structure in light of the strong linkage between pay-for-performance and the Company’s positioning relative to its peers.

The following highlights the Committee’s key NEO compensation decisions for 2015, as reported in the Summary Compensation Table on page 45.  The decisions were made after considering input from the Committee’s independent compensation consultant, Pay Governance.

Incoming CEO Compensation

During April 2015, the ad hoc Succession Planning Committee, on behalf of the Board, authorized the Compensation Committee and its counsel to negotiate a compensation package for Mr. Green as the new CEO of the Company.  After benchmarking appropriate compensation levels and standard terms and conditions for a CEO against our Business Segment and Broad Talent Comparator Groups, and taking into account the amount of compensation Mr. Green would forfeit at his former employer if he were to voluntarily resign that position to join West, the Compensation Committee approved the following material terms and conditions:

•       Three-year employment agreement, with a two-year term renewal and successive one-year renewal;

•       $700,000 base salary;

•       100% AIP target;

•       An LTIP award for the 2015-17 performance period with a grant date fair value of $1,700,000 and a partial-cycle LTIP award for the 2014-16 performance period with a grant date fair value of $1,150,000;

•       A sign-on retention award of $500,000 cash payable after six months and an equity grant of $3,500,000 equally split between options and restricted stock that vests 42.9% (i.e., $1.5 million of the $3.5 million of total grant date fair value) on the third anniversary of his start date and 57.1% (i.e., $2.0 million of the $3.5 million of total value) on the fifth anniversary of his start date;

•       The Company’s standard change-in-control (“CIC”) arrangement that provides in the event of Mr. Green’s termination following a CIC (i.e., a double-trigger), he will receive the following benefits: a severance amount equal to two times salary plus average bonus, vesting of all equity, and a cutback of benefits if the benefits would exceed the excise tax threshold under the Internal Revenue Code and the cutback would be more advantageous on an after-tax basis to Mr. Green (i.e., a “modified cutback”); and,

•       Twelve-month non-compete and non-solicitation requirements.

The approved compensation package targeted Mr. Green’s total compensation at approximately the 25th percentile of peer company CEOs for base salary, annual bonus and long-term incentives, which was deemed appropriate at the time given his experience level.  Additionally, the Compensation Committee determined it was necessary to provide a significant retention award and signing bonus of cash, restricted stock and options to replace compensation Mr. Green would forfeit upon departure from his previous employer.  The Committee also believes these retention/sign-on awards create further alignment with shareholders over an extended period of time (up to five years before fully vesting) by ramping up his stock ownership, locking in his commitment to growing shareholder value and aligning his financial interests with those of the shareholders through stock appreciation.

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Compensation of Other NEOs

The Committee approved salaries and set incentive-compensation targets of the other NEOs taking into account the CEO’s recommendations, the advice of Pay Governance, comparator group salary data, relative duties and responsibilities, advancement potential and impact on our financial and strategic performance.  Consistent with prior years, the Committee provided a modest increase of 3% in annual base salary for Mr. Federici and Mr. Paproski.  During 2014, Ms. Flynn was promoted from President, PPS, Americas to

Outgoing CEO Compensation

Dr. Morel announced his intention to retire in October 2014, with the expectation that his retirement would be effective before the 2015 Annual Meeting of Shareholders in May.  Based on this expectation, the Compensation Committee determined that it would not provide Dr. Morel with a salary increase nor AIP target adjustment for 2015.  Further, the Committee and Board initially decided not to award Dr. Morel a long-term incentive grant for 2015 given his impending retirement.  However, as Dr. Morel’s retirement approached, the Board believed that his continued involvement with the

President, PPS, and had a 4% increase at that time, and therefore, received only a 2% increase in May 2015.  Her base salary was further increased 3.1% to reflect the elimination of her car allowance in August 2015. Mr. Miller was hired on November 19, 2015.  The setting of his salary and other compensation elements are discussed below.  These increases are in line with the average increases at our comparator groups and broader employee population during 2015, which were approximately 3.5%.

Company on a consultative basis would be in the long-term best interests of the Company and shareholders.  Additionally, the Board and Compensation Committee determined it appropriate to reward Dr. Morel for continued service as Chairman of the Board beyond retirement as CEO, his pre-retirement strategic decisions and smooth transition of his CEO duties to Mr. Green and Chairman duties to Mr. Zenner.  Therefore, the Compensation Committee and Board entered into a Retirement Separation Agreement with Dr. Morel, effective June 30, 2015.

The material terms of the Retirement Separation Agreement are as follows:

•       Consistent with the Company-wide policy approved in 2014, continued vesting of PVSUs and options that had been granted for prior periods, as if Dr. Morel remained employed (this affected only his 2012 and 2013 LTIP awards);

•       An equity grant with a $2.4 million grant date fair value – 50% in PVSUs for the 2015-17 performance period and 50% in options;

• A 50% payout of his 2015 AIP award, payable at the same time and subject to the same conditions as applies to other corporate NEOs; and • Transfer of his Company automobile to him for one dollar.

In exchange for the above remuneration, Dr. Morel agreed to a six-month consulting engagement in which he would cooperate on any required matters (including litigation) and released the Company of any applicable legal claims and agreed to additional restrictive covenants. The rationale for each element of Dr. Morel’s Retirement Separation Agreement payments is set forth in the chart below.

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Element	Value	Rationale
2015 Base Salary	$461,847	• Fixed amount of compensation based on annual salary as CEO and responsibilities as Chairman of the Board through June 30 (his retirement date).
Pro Rata 2015 Annual Incentive Plan Bonus	$537,413	• Actual (above-target) bonus earned only for services as CEO and Chairman of the Board through June 30.
2015 Grant of Stock Options and PVSUs	$2,400,021

• Target equity award opportunity for serving as Chairman of the Board through June 30 and providing consulting services through December 31, 2015.

• Granted in consideration of his continuance as Chairman of the Board beyond his original retirement date and agreement to provide consulting services during 2015.

• Rewards smooth transition of CEO and Chairman duties.

• PVSU amounts only paid if performance achieved and on terms identical to continuing Company management.

Modification of LTIP Awards previously granted	Permitted continued vesting on same terms as if employed

• Modifications align retirement provisions with those grants made in 2014 and later, when the Compensation Committee adopted continued vesting for all officers and are consistent with the intent of the original awards.

Company Automobile	$97,496	• Consideration for release, cooperation covenant, continuing past his original retirement date and consulting services after June 30.

Pay Mix

Our compensation philosophy is to put the greatest emphasis on creating long-term shareholder value.  Therefore, the largest percentage of an NEO’s pay is awarded under our long-term incentive plan (split equally between options and performance shares).  Excluding Mr. Green’s one-time retention grants, approximately 54.8% of Mr. Green’s Total Direct Compensation (“TDC”), which is the sum of his base salary, short-term incentives and long-term incentives, is based upon long-term value creation, and the remainder of his pay is divided equally among salary and short-term incentives.  In addition, 87.5% of Mr. Green’s retention grant of $4,000,000 is a long-term incentive made up of options and stock vesting over 5 years.  For our other executives, approximately 44.7% of their pay is based upon long-term awards.  Consistent with market practices, a larger portion of their pay mix is salary, but it is still less than one-third of their TDC.

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2015 Continuing NEO Base Salaries, Annual Incentive Plan Target,

Long-Term Expected Value and Incentive Compensation (1)

Name	Salary as of 1/1/15 or Start Date, if later	Salary as of 12/31/15 (2)	% Increase	AIP Target as % of Salary	Long-Term Grant Date Fair Value	Total Direct Compensation Percentile (3)
Eric M. Green (4)	$700,000	$700,000	N/A	100%	$1,700,000	24%
William J. Federici	488,013	502,653	3.0%	70%	700,000	36%
John E. Paproski	353,656	364,266	3.0%	70%	600,000	65%
Karen A. Flynn	400,000	420,768	2.0%	70%	600,000	44%
George L. Miller (5)	400,000	400,000	N/A	65%	400,000	54%

(1)             As Dr. Morel retired effective June 30, 2015 and did not receive an increase in compensation, we have not included him on this table.

(2)             All NEO salary increases for incumbents were effective May 2015.

(3)             TDC of base salary, annual bonus target and long-term value.  Percentages are based on the Business Segment Comparator Group for Mr. Green and Mr. Federici, and the Broad Talent Comparator group for the other NEOs.  We also considered the Broad Talent Comparator Group when determining Mr. Federici’s compensation as the Business Segment Comparator Group had a few new hires and other extraordinary circumstances that increased pay.  Mr. Federici was in the 53rd percentile of the Business Segment Comparator Group.

(4)             Mr. Green’s compensation is based upon his compensation for the current performance period.  He also received an LTIP grant for the previous performance period with a grant date fair value of $1,150,000 and a retention award of cash, stock and options totaling $4,000,000.  These special one-time awards were not included in determining his TDC.

(5)             Mr. Miller’s compensation is based upon his compensation for the current performance period.  He also received an LTIP grant for the previous performance period with a grant date fair value of $200,000 and a retention award of restricted stock totaling $400,000.  These special one-time awards were not included in determining his TDC.

Our Annual Incentive Compensation Program

Plan Criteria and Rationale

The annual incentives for all AIP participants, including the NEOs, are based on our financial performance as a whole measured by adjusted diluted EPS and adjusted operating cash flow.

AIP payouts for PDS and PPS divisional participants (led by Mr. Paproski and Ms. Flynn, respectively) rely on achieving divisional net sales, operating profit and cash flow targets, adjusted to reflect budget exchange rates.

In 2015, as in past years, the Committee evaluated and decided upon the appropriate AIP financial measures using the following principles:

•       Metrics must support achievement of an annual Board-approved operating plan;

•       Metrics must support profitable growth while preserving cash for longer-term investment;

•       Metrics must provide a clear line of sight—i.e., that are clearly understood and can be affected by the performance of our executives and employees; and

•       Metrics should be consistent with market practice and used within our comparator group.

Following this review, the Committee concluded that the continued use of the AIP financial measures support the foregoing principles for the following reasons:

•      EPS is a comprehensive measure of income and provides an emphasis on profitable growth while focusing managers on expense control.

•      Operating cash flow provides a focus on generating cash in the short term to fund operations, research and longer-term capital projects and focuses managers on expense control.

•      Divisional cash flow, sales and operating profit provide line of sight for operating managers and encourage cooperation among the various regions and business platforms.

Our AIP targets for NEOs are global, rather than regional, reflecting the growing globalization of our business and the expectations of our customers that the Company acts as a single company.  These targets help to foster cooperation among our regions and provide a greater incentive to increase divisional revenue and profit without focusing on the impact on any particular region.

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Target Setting

The target annual incentive awards for our NEOs are set as a percentage of base salary.  Target awards are reviewed annually to ensure alignment with our compensation philosophy to target each compensation element and total direct compensation at the market median.

Variances from this goal are based on an evaluation of competitive market data, internal equity considerations among the CEO’s direct reports and individual performance evaluations.

For 2015, target annual incentive opportunities for the NEOs ranged from 70% to 100% of their year-end base salary rate.  Mr. Miller commenced employment on November 19 with a target bonus set at 65% of his year-end base salary rate.  Given that Mr. Miller started after November 15, under the terms of our AIP, he was ineligible to receive a payout for 2015.

The payout curve is structured to reflect our philosophy that management should be rewarded for exceeding goals and with diminished payouts, ultimately to zero, when targets are missed.

The payout factor is a pre-established multiplier that corresponds, on a sliding scale, to the percentage achievement of the AIP target objective so that if actual performance is less than target, the multiplier decreases on a sliding scale based on the percentage achievement.

Thus, for example, at the 85% achievement level, officers would receive 50% of their target award.  No payouts would be made if actual financial performance falls below 85% of the target level.  If AIP targets are exceeded, the multiplier increases on a sliding scale up to the 150% of target award level for achievement of 115% of the performance target level. Achievement between the threshold and maximum levels is straight-line interpolated.

Financial Results for AIP Purposes

The Committee set the AIP targets based on its evaluation of the 2015 business operating plan and its assessment that the targets contained a sufficient degree of “stretch.”  Our performance level for all metrics, except PDS operating profit, was 97.6% or greater.  PDS operating profit, which is weighted 5% for Mr. Paproski only, was at the 71.8% level and no payout resulted from that metric.  Therefore, payouts were in the 106.9 to 127.1% range.  This demonstrates our link between pay and short-term performance.  The higher payouts reflect that superior performance was achieved during 2015.

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2015 AIP Corporate and Division

Performance Metrics, Weight and Achievement

	Metric	Financial Objectives
Plan Unit and NEO Participants	Weight	Threshold	Target	Maximum	Results	% of Target
Corporate Unit: (Green, Federici, Morel)
Adjusted Diluted EPS (1)	80%	1.60	1.88	2.16	2.02	107.4
Adj. Operating Cash Flow (2)	20%	186.6	219.5	252.4	243.6	111.0

Packaging Systems Unit: (Flynn)
Adjusted Diluted EPS (1)	40%	1.60	1.88	2.16	2.02	107.4
Division Metrics (60% of total) –
Adjusted Net Sales (3)	15%	901.0	1,060.0	1,219.0	1,074.5	101.4
Adjusted Operating Profit (3)	30%	199.2	234.4	269.6	253.2	108.0
Adjusted Divisional Cash Flow (3)	15%	241.8	284.5	327.2	304.6	107.1

Delivery Systems Unit: (Paproski)
Adjusted Diluted EPS (1)	40%	1.60	1.88	2.16	2.02	107.4
Division Metrics (60% of total) –
Adjusted Net Sales (3)	5%	358.5	421.8	485.1	411.8	97.6
Adjusted Operating Profit (3)	5%	16.5	19.4	22.3	13.9	71.8
Innovation Milestones (4)	50%					104.8

(1)        Adjusted diluted  EPS for annual incentive purposes is based on budgeted foreign exchange rates and excludes restructuring and certain non-recurring items.  Therefore, they differ from the comparable U.S. GAAP measures. See “Financial Measures” for a reconciliation of U.S. GAAP diluted EPS to adjusted diluted EPS for annual incentive purposes.

(2)        Adjusted operating cash flow for annual incentive purposes is based on budgeted foreign exchange rates and excludes certain non-recurring items.  See “Financial Measures” for a reconciliation of U.S. GAAP operating cash flow to adjusted operating cash flow.

(3)        Divisional adjusted net sales and adjusted operating profit are based on budgeted foreign exchange rates.  See “Financial Measures” for a reconciliation of the comparable U.S. GAAP financial measures to the adjusted divisional financial measures for annual incentive purposes.

(4)        A portion of Mr. Paproski’s AIP payout is based upon the achievement of certain innovation product development milestones, which are reviewed and approved by senior management.  The Board and its Committees also reviewed and approved  the achievement for these milestones.

2015 AIP Threshold, Target, Maximum and Actual Payouts and Achievement

Name (1)	2015 Target Award (% of Base Salary)	2015 Threshold Award (50% of Target Award) ($)	2015 Target Award (100% of Target Award) ($)	2015 Maximum Award (150% of Target Award) ($)	2015 Actual Award ($)	Actual Achievement % of Target
Eric M. Green (2)	100.0%	241,500	483,000	724,500	614,259	127.1%
William J. Federici	70.0%	175,929	351,857	527,786	447,210	127.1%
John E. Paproski	70.0%	127,493	254,986	382,479	272,580	106.9%
Karen A. Flynn	70.0%	147,269	294,538	441,807	359,630	122.1%
Donald E. Morel, Jr. (3)	100.0%	211,413	422,827	634,240	537,413	127.1%

(1)             Mr. Miller did not receive an AIP award for 2015 due to his start date being after November 15, 2015, the Plan’s cut-off date for eligibility.

(2)             Mr. Green’s AIP payout is prorated at 69% based on his start date.  All calculations take this proration into consideration.

(3)             As a result of his retirement effective June 30, 2015, Dr. Morel will receive 50% of his AIP payout.  All calculations take this pro ration into consideration.

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Our Long-Term Equity Incentive Program

Plan Criteria and Rationale

Long-term compensation for all our executives, including our NEOs, is entirely equity based.  Our long-term awards are structured to align our executives’ interests with those of our shareholders and to emphasize the Committee’s expectation that our executive officers should focus their efforts on growing our business while carefully managing capital.

To help further these objectives, we use Compound Annual Growth in Revenue and Return on Invested Capital as the performance measures for determining PVSU payouts.  Each metric is weighted equally because we believe CAGR and ROIC are equally important in creating shareholder value.

The use of stock options is intended to align our executives’ longer-term interests with those of our shareholders because options gain value to the executive only when and to the extent that share price exceeds the exercise price of the option.  Therefore, options provide a strong performance-based link between shareholder value and executive pay.

Performance-Vesting Share Units

The number of shares that may be earned under the PVSUs is based on achievement of CAGR and ROIC targets.  Each PVSU award agreement contains a target payout for the recipient.  The number of shares an executive earns at the end of a performance period is calculated by multiplying the target number of PVSUs awarded at the beginning of the period times the applicable “payout factor” for each performance metric times the weighting for that performance metric.

Target PVSUs (i.e., number of shares to be earned if performance equals 100% target)	x	Payout Factor (based on achievement against CAGR and ROIC targets)	x	Weighting (50% for each metric)	=	Number of Shares Earned

2015 Long-Term Equity Awards

In 2015, long-term incentive plan participants, including our NEOs, received a grant of PVSUs and a grant of non-qualified stock options.  The total expected grant value was divided equally between the two forms of awards. Expected grant value is the target opportunity valued as the accounting fair value. Actual or realized value of these awards in future years can and will vary from this target opportunity based on share price, ROIC and CAGR performance over time.

The total award value of each NEO was targeted to the market median as represented by comparator group data, as well as relative duties and responsibilities, advancement potential, and each NEO’s impact on our financial results.

Additionally, during 2015, each of our two newly-hired NEOs, Mr. Green and Mr. Miller,

received an additional pro rata LTIP award of PVSUs and stock option grants.  Each partial cycle award is based on the 2014-2016 performance period, was targeted at approximately 67% of the value of the awards for the full performance period and will vest in accordance with the performance conditions set at the time of the original award in 2014.

Therefore, the options granted were immediately 25% vested and vesting continues in accordance with the schedule applicable to all participants who were employed during 2014.  These awards were made to ensure both Mr. Green and Mr. Miller are incentivized to achieve the goals set forth for that particular performance period, the achievement of which, in the reasonable discretion of the Committee, will add significant shareholder value.  The PVSUs granted are measured based upon the CAGR and ROIC performance goals and targets approved for the 2014-2016 performance period, which were

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identical to the 2015-2017 performance period.  The option exercise price and Black-Scholes value were established as of the NEO’s start date for options.  In accordance with our grant document and policies, no discounted options were awarded.

The grant values are shown in the following table.  The 2014-16 and 2015-17 PVSU threshold, target and maximum CAGR and ROIC goals follow.

2015 Long-Term Equity Award Fair Value at Time of Grant

Name	PVSUs (1) 2014-2016 Performance Period ($)	Stock Options Vesting thru February 2018 (1) ($)	PVSUs (1) 2015-2017 Performance Period ($)	Stock Options Vesting thru February 2019 (2) ($)	Total Award Value ($)
Eric M. Green	574,948	575,057	849,570	850,000	2,849,575
William J. Federici	N/A	N/A	350,015	350,006	700,021
John E. Paproski	N/A	N/A	299,990	299,994	599,984
Karen A. Flynn	N/A	N/A	299,990	299,994	599,984
George L. Miller	100,054	99,979	199,983	200,009	600,025
Donald E. Morel, Jr.	N/A	N/A	1,199,991	1,200,030	2,400,021

(1)          The grant date fair value of PVSUs is based on a grant date fair value of $54.14 per share on February 23, 2015 with respect to Mr. Federici, Mr. Paproski and Ms. Flynn, $57.38 on April 24, 2015 with respect to Mr. Green, $58.08 on June 30, 2015 with respect to Dr. Morel, and $62.30 per share on November 19, 2015 with respect to Mr. Miller.  For the assumptions made in determining grant date fair values, refer to Note 12 to the consolidated financial statements included in our 2015 Form 10-K.

(2)          The grant date fair value of options is based on a grant date fair value of $10.19 per share on February 23, 2015 with respect to Mr. Federici, Mr. Paproski and Ms. Flynn’s normal annual award, $10.65 on April 24, 2015 with respect to Mr. Green, $11.63 on June 30, 2015 with respect to Dr. Morel, $10.70 on October 20, 2015 with respect to Ms. Flynn’s special award, and $12.72 per share on November 19, 2015 with respect to Mr. Miller.  For the assumptions made in determining grant date fair values, refer to Note 12 to the consolidated financial statements included in our 2015 Form 10-K.

2014 – 2016 and 2015-17 Performance Period PVSU Goals

PVSU Award Performance Goals

Metric	Threshold	Target	Maximum

ROIC	7.70%	11.00%	16.50%
CAGR	5.53%	7.90%	11.85%

New Hire Awards

Mr. Green.  Mr. Green received a $4,000,000 cash and equity award upon his commencement of employment in April 2015 to entice him to join West, to replace a portion of the compensation that he forfeited upon termination from his prior employer, provide immediate alignment with West shareholders through a significant equity stake and serve to retain Mr. Green at West.  The award included $500,000 in cash that was paid on the six-month anniversary of his start date (October 2015).  The remaining $3,500,000 in value was delivered 50% in restricted stock and 50% in stock options.  $2,000,000 of the stock and option award value vests on the third anniversary of his start date and the remaining $1,500,000 vests on the fifth anniversary of his employment start date.  To benefit from those awards, Mr. Green must be employed on the vesting date, have been terminated without cause or must have terminated with good reason – each as defined in his employment agreement.  If Mr. Green is terminated without cause, terminates for good reason, dies or becomes disabled, his awards will vest immediately.  The cash and equity components were awarded to Mr. Green primarily to replace unvested equity awards and cash severance awards that he forfeited when leaving his former employer, Sigma-Aldrich, which was undergoing a change-in-control.  All equity would have vested upon the completion of that change in control and Mr. Green left equal or greater amounts of cash and equity behind due to his departure prior to its completion.  The

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Committee determined it was in the best interests of West to have Mr. Green start employment before our 2015 Annual Meeting, and, therefore, did not want to wait for the sale transaction at Sigma-Aldrich to close.

In determining the value and form of these awards, the Compensation Committee considered and discussed standard practices together with Pay Governance.

Mr. Miller.  Mr. Miller was granted a $400,000 restricted stock award.  This award vests 100% on the fourth anniversary of his start date on the same terms and conditions as apply to Mr. Green’s new hire grants.  As with Mr. Green, Mr. Miller’s award was made to entice him to join West to provide immediate alignment with West shareholders through a significant equity stake and to serve to retain Mr. Miller at West.

Equity Award Grant Practices

Under the Committee’s equity-based awards policy and procedures, equity awards normally are made once per year at the Committee’s meeting in February.  The Company’s policy on equity grants contains rules on determining (1) the grant date of equity awards (at least two business days following the release of our annual results for the preceding fiscal year) and (2) the exercise price of stock options granted by the Committee (which must be at least equal to the fair market value of our stock on the grant date).

The policy also delegates authority to a management committee to make a limited number of grants to management below the officer level in connection with the hiring or promotion of employees or for retention purposes, which may occur throughout the year.

During 2015, after benchmarking similar practices at the Company’s Comparator Groups, the Committee did not change the expected LTIP values for any continuing executives.  Newly-hired executives were benchmarked against the Company’s Comparator Groups at the time of hire and are discussed below.  Expected values are the targeted accounting grant date fair value, but actual payouts will vary with ROIC and CAGR performance as well as share price.  We also discuss the awards to Dr. Morel in more detail below.

Mr. Green.  The Committee concluded that the appropriate value of equity to be granted to Mr. Green in his first year with the Company, based on his experience level and market practices, was $1,700,000.  Mr. Green’s pay mix is similar to that of Dr. Morel, but the expected value is less than Dr. Morel’s, to reflect Mr. Green’s fewer years of experience and the fact that he is also not Chairman of the Board.  As noted above, Mr. Green was given an additional award for the 2014-16 performance period that was approximately 67% of his 2015-17 award.  This award was granted to ensure Mr. Green’s commitment to carrying out the important financial goals established by the Company before 2015, but not completed until 2016, and also, to provide additional stock ownership to increase his alignment with shareholders during the performance period.

Mr. Miller.  The Committee concluded the appropriate value for Mr. Miller in his first year with the Company and based on his significant years of experience and his additional duties as General Counsel, Compliance Officer and Corporate Secretary as well as having responsibility for environmental, health and safety and corporate citizenship, is an expected value of $600,000.  As with Mr. Green, and based on the same rationale, Mr. Miller received an award for the 2014-2016 performance period equal to approximately 67% of the value of his award for the 2015-17 period.

Dr. Morel. In connection with the Retirement Separation Agreement entered into with Dr. Morel, the Committee granted him an LTIP award with an expected value of $2,400,000, which is consistent with those he received in prior years.  The Retirement Separation Agreement and rationale for the award is discussed on page 30.

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2015 Performance Share Award Payouts

The following tables show the performance against targets for the three-year PVSU performance period ending December 31, 2015, and the actual award values for each eligible NEO.  Mr. Green and Mr. Miller were not eligible for 2013-15 PVSU awards and, therefore, did not receive a payout.  During the three-year period from 2013-2015, our performance as measured by CAGR and ROIC significantly exceeded our targets and the performance of many of our peer groups, and the S&P 500 when measured by TSR.  Accordingly, the payouts under our long-term plan are higher than target.  Participants in the long-term plan have shared in the appreciation of our stock price to the same extent as our shareholders over the period.

2013 – 2015 PVSU Performance Period

Performance/Payout Results

Metric	Threshold	Target	Maximum	Result	Performance as% of Target	Payout Factor	Weighting	Payout as% of Target
ROIC	6.30	9.00	13.50	10.36	115.11	130.22	50%	65.11%
CAGR	4.55	6.50	9.75	6.15	94.62	90.98	50%	45.49%
					Final Payout Result as a% of Target:			110.60%

2013 – 2015 PVSU Performance Period

Award Payouts

Name	Target Award at Grant (1) (#)	Target Award Value at Grant (1) ($)	Actual Award Shares (2) (#)	Actual Award Value at $59.64 (3) Per Share ($)

William J. Federici	11,742	349,966	13,374	797,625
John E. Paproski	10,012	299,999	11,374	678,345
Karen A. Flynn	5,076	150,021	5,767	343,944
Donald E. Morel, Jr. (4)	40,602	1,199,992	46,127	2,751,014

(1)                       Target award is based on achievement of 100% of performance metrics and target value is calculated by multiplying the target award by the closing price of our common stock on the award grant date.  Mr. Federici and Mr. Paproski received two awards in 2013 – one on February 19, 2013 when the split-adjusted fair market value was $29.56 per share and another on March 26, 2013, when the split-adjusted fair market value was $32.19.

(2)                       Includes shares credited due to dividend equivalent units.

(3)                       The closing price of our common stock on February 23, 2016, the award payout date.

(4)                       Dr. Morel received a payout of his 2013-15 award in accordance with the terms of his Retirement Separation Agreement.

Special Grant to Ms. Flynn

During 2015, the Company engaged in a robust enterprise strategic planning process to assess our strategies over the next five years and beyond.  A team was selected from various business units and levels of the organization.  These individuals spent more than three months creating a recommendation for an enhanced strategic plan in addition to their normal duties.  Each member of the team received an option grant upon approval of the Board of the new enterprise strategic plan to reward them for their efforts, and provide greater incentives to them to be champions of the revised enterprise strategic plan, which is intended to drive long-term shareholder value.  Mr. Green appointed Ms. Flynn to lead this team.  In recognition of her extraordinary efforts as the team leader, the Compensation Committee approved a one-time additional equity grant of 2,500 options on October 20, 2015, with an exercise price of $55.42, vesting 25% per year and having a 10-year expiration term.  The expected value of this award is $26,750, based on the Black-Scholes value of $10.70 per share on the grant date.

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Part 2 – Compensation Framework

Compensation Philosophy and Objectives

Our compensation philosophy is to provide competitive executive pay opportunities tied to our short-term and long-term success.  This overriding pay-for-performance approach enables us to attract, motivate and retain the type of executive leadership that will help us achieve our strategic objectives and realize increased shareholder value.  To reach these goals, we have adopted the following program objectives:

•                  Have a strong pay-for-performance element with a major portion of executive pay “at risk” based on achievement of financial performance goals.

•                  Support achievement of both operating performance and strategic objectives.

•                  Link management compensation with the interests of shareholders.

•                  Be fair and market-competitive to assure access to needed talent and encourage retention.

•                  Provide compensation opportunities that are consistent with each executive’s responsibilities, experience and performance.

•                  Design compensation incentive programs that promote a sensible risk/reward balance, and that do not encourage unnecessary or unreasonable risk-taking.

•                  Use perquisites sparingly, which has led to the reduction of available perquisites over time, including the phase out, beginning in 2014, of automobile allowances.

Applying our Compensation Philosophy

We apply our compensation philosophy and objectives as follows:

Compensation Component	Objectives
Base Salary	Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market.
Annual Incentive Award

At-risk cash bonuses focus NEOs on annual results by rewarding them for achieving key budgeted financial targets.

Links interests of NEOs with those of shareholders by promoting strong profitable growth.

Helps retain NEOs by providing market-competitive compensation.

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Compensation Component	Objectives
Long-Term Incentive Award (PVSUs and Stock Options)

At-risk long-term compensation aligns interests of NEOs with those of shareholders by linking compensation with long-term corporate performance that benefits our shareholders.

Retains NEOs through multi-year PVSU performance period and stock option vesting.

Promotes a sensible balance of risk and reward, without encouraging unnecessary or unreasonable risk-taking.

Retention Awards (Restricted Stock, Stock Options and Cash)	Attracts talented executives who forgo compensation from prior employer. Provides a retention tool for new and ongoing executives and incentive to increase the value of our stock.
Retirement Plan and Non-Qualified Deferred Compensation Plan	Attracts and retains NEOs by providing a level of retirement income and retirement savings in a tax-efficient manner.

  Competitive Positioning

In support of our compensation philosophy, we target the median compensation values of two groups – a “Business Segment Comparator Group” and a “Broad Talent Comparator Group.”  The Business Segment Comparator Group is composed of companies with operational and customer characteristics similar to our own.  The Broad Talent Comparator Group is a size-appropriate sample of companies that participate in the Towers Watson annual executive compensation database with annual revenues between $500 million and $3 billion and that operate in the chemicals, electronics and scientific equipment, healthcare/medical products, industrial manufacturing or pharmaceuticals industries.

The Business Segment Comparator Group is used primarily to determine competitive pay practices and design details as well as pay-for-performance comparisons for our CEO and CFO because data is available from SEC filings each year.  If data for other positions is available, we would also use this group to benchmark compensation.

The companies in the Business Segment Comparator Group are identified by Pay Governance and approved by the Committee based on the following criteria: (1) size (approximately one-half to two times our annual revenues); (2) industry (healthcare equipment/supplies, industrial machinery and life sciences tools/services); and (3) operating structure (global footprint, manufacturing capabilities, raw materials and products, similar intellectual property profile and customer characteristics).

The Broad Talent Comparator Group provides us with an additional consistent set of market data for all of our executive positions, representing a sample of companies with which we broadly compete for talent.  It is a secondary comparator group for our CEO and CFO and a primary comparator group for our other officer positions.  The companies in the Broad Talent Comparator Group can change each year based on survey participation; however, no changes to the parameters used to select the group were required in 2015.

Given our size and business portfolio, it is challenging to identify a robust sample of appropriate market compensation peers that fit conventional criteria; there is no company that matches ours completely.  We believe that using a balance of market references that reflect companies with which we compete for business and capital, and more broadly, those with which we compete for talent, provides the Committee with decision-quality data and context, and is a reasonable representation of our labor market for executive talent.

The Committee annually evaluates and, if appropriate, updates the composition of the both comparator groups.  In 2015, the Committee evaluated potential additions to both groups and determined no changes were necessary.

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The Business Segment and Broad Talent Comparator Groups used in 2015 consisted of the following companies:

2015 Business Segment Comparator Group

Aptar Group, Inc.	DENTSPLY International Inc.	Haemonetics Corporation	ResMed Inc.
CONMED Corporation	Edwards Lifesciences Corp.	IDEXX Laboratories, Inc.	Steris Corp.
The Cooper Companies Inc.	Gerresheimer AG	Invacare Corporation	Varian Medical Systems
C.R. Bard	Greatbatch, Inc.	Pall Corporation

2015 Broad Talent Comparator Group

A.O. Smith Corporation	Dematic Corporation	Knowles Corporation	Purdue Pharma L.P.
Accelent Inc.	DENTSPLY International	Lincoln Electric Holdings, Inc.	Quaker Chemical Corporation
Advanced Drainage Systems Inc.	Donaldson Company, Inc.	Makino Milling Machine Co. Ltd.	Regeneron Pharmaceuticals Inc.
Alexion Pharmaceuticals, Inc.	Edwards Lifesciences Corp.	Mallinckrodt Pharmaceuticals	Savannah River Nuclear Solutions
Americas Styrenics LLC	Endo International	Matthews International Corp.	Sensata Technologies, Inc.
Amneal Pharmaceutical LLC	ESCO Corporation	Milacron Holding Corp.	ShawCor Ltd.
Arctic Cat Inc.	GAF Materials Corporation	MTS Systems Corporation	Sigma-Aldrich Corporation
BioMarin Pharmaceutical Inc.	Graco Inc.	NuVasive, Inc.	Tennant Company
Calgon Carbon Corporation	Greatbatch Inc.	OM Group Inc.	TimkenSteel Corp
Capsugel	H. B. Fuller Co.	Oxford Instruments America Inc.	Toro Company
Catalent Inc.	Icon plc	Pall Corporation	TPC Group Inc.
Chemtura Corporation	IDEXX Laboratories, Inc.	Platform Specialty Products	Vertex Pharmaceuticals Inc.
Chiesi Pharmaceuticals Inc.	International Flavors & Fragrances, Inc.	Plexus Corp.	Worthington Industries, Inc.
Covance, Inc.	Kennametal Inc.	Polymer Group Inc.

Setting Targets and Performance Goals

The Committee annually reviews the total compensation of each executive officer—i.e., cash compensation (salary and target annual incentive opportunity) and long-term equity compensation (target long-term equity value).

The Committee, with input from its independent compensation consultant, then sets the executive’s compensation target for the current year.  Adjustments may be made to short- or long-term incentive award opportunities.  Salary adjustments, if any, typically become effective in April or May of each year or upon a promotion.  The compensation decision for the CEO is reviewed with and ratified by the independent directors in executive session.

In making its decisions, the Committee uses several resources and tools, including competitive market information, compensation trends within the comparator groups and the larger executive compensation environment.

The Committee also reviews “tally sheets” for each of our executive officers as one of the tools to help assess the alignment of their pay with our performance and compensation philosophy.  The tally sheets include salary, equity and non-equity incentive compensation, perquisites and the value of compensation that would be paid in various termination scenarios.  The tally sheets help the Committee understand the different components of our compensation programs and the interrelationship of these amounts.

For 2015, the Committee set target levels for the financial objectives used in the AIP and for PVSU awards and concluded that there was an appropriate correlation between payout (at target, threshold and maximum) and target levels in light of the business environment, risks associated with achieving our five-year strategic plan and other factors.

During 2015, the Committee again conducted a retrospective look at the difficultly of attaining the performance goals established under the long-term and short-term incentive plans.  This analysis concluded that the goals were very challenging versus our Business Segment Comparator Group and the historic payouts demonstrated a robust qualitative goal-setting process, which has resulted in a strong pay-for-performance link.

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Realizable Pay Analysis

The Committee works with Pay Governance LLC to look at realizable pay granted to the CEO.  Realizable pay is calculated using actual bonuses earned, end of period stock values and in-the-money value of stock options granted during the year.  It takes a retrospective look at pay versus performance.  The analysis showed that there was a high correlation between the realizable pay earned by our CEO and the Company’s performance as measured by TSR, CAGR, ROIC and similar financial metrics compared to other members in our Business Segment Comparator Group.  The Committee determined this analysis confirmed its pay-for-performance philosophy.

Evaluating Individual Performance

The Committee uses its judgment in making decisions about individual compensation elements and total compensation for our NEOs, with a focus on individual performance and competitive market data.  The Committee also considers each NEO’s performance against his or her individual performance objectives, as well as the Company’s overall financial performance.

Post-Employment Compensation Arrangements

Retirement Plans

During 2015, all NEOs participated in our defined benefit and defined contribution retirement programs for U.S.-based employees.  In addition to the standard benefits available to all eligible U.S.-based employees, we maintain non-qualified retirement plans in which these executives participate.

All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which limits the benefit to participants whose compensation exceeds these limits.  The non-qualified retirement plans offered by the Company provide benefits to key salaried employees, including each NEO, using the same benefit formulas as the tax-qualified plans but without regard to the compensation limits and maximum benefit accruals for tax-qualified plans.

Termination Payments

We also provide our NEOs with benefits upon termination in various circumstances, as described under “Estimated Payments Following Termination” and “Payments on Termination in Connection With a Change-in-Control” sections below.

We believe that our existing arrangements help executives remain focused on our business in the event of a threat or occurrence of a change-in-control and encourage them to act in the best interests of the shareholders in assessing and implementing a transaction.

Beginning with agreements entered into after 2010, the Company eliminated excise tax gross-ups and single-triggers under these types of agreements.  Therefore, change-in-control agreements with Mr. Green, Ms. Flynn, Mr. Paproski, and Mr. Miller do not include these features.  Only Mr. Federici’s pre-2010 agreement includes an excise tax gross-up.

Certain Payments to Dr. Morel.  In June 2015, we agreed to make certain payments and awards to Dr. Morel in exchange for: (1) service as Chairman of the Board following his retirement as CEO, (2) continued consulting services for the 6-month period following termination as Chairman of the Board, (3) an agreement to cooperate with the Company following termination, (4) a release of claims against the Company, and (5) a non-disparagement provision.   Dr. Morel was previously subject to two-year non-competition and non-solicitation covenants.

The amounts of these payments are described in the “Compensation Tables” section of this Proxy Statement and the rationale is discussed in more depth above.  The Company believes that securing these agreements from Dr. Morel was critical to the ability of the Company to focus on future growth of the Company.  The transition services provided by Dr. Morel to Mr. Green

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ensured a smooth transition in leadership and enabled the Company to continue to grow shareholder value.  The covenants contained in this agreement also protect the Company from the prospects of potentially costly litigation and secure future cooperation in the event it is needed.

Additionally, the Company provided one-time, nominal in-kind personal retirement benefits to

Dr. Morel in recognition of his extraordinary contributions to the Company, outstanding 22-years of service, including his tenure as Chief Executive Officer and Chairman of the Board, whereby shareholder value and market capitalization increased by approximately ten times and net sales increased over 300%.  These personal benefits are disclosed in the “Compensation Tables” section of this Proxy Statement.

Other Compensation Policies

Share-Ownership Requirements

Share-ownership goals further align an executive’s interests with those of our shareholders and encourage a long-term focus.  Within five years of attaining their position, all executive officers must acquire shares of common stock with a value equal to designated multiples of their base salary.  The Committee established a goal of six-times base salary for the CEO and two-times base salary for all other executive officers.

Until the goals are reached, executives are required to receive 25% of their annual bonus in shares.  All NEOs currently meet or exceed the stock ownership guidelines except Mr. Green and Mr. Miller.  Mr. Green and Mr. Miller still have four more years to reach the required minimum holding requirement.  In the interim, at least 25% of their bonuses will be paid in stock.

We have benchmarked our share ownership requirements against the companies in our Business Segment Comparator Group.  Our requirements are generally at least as robust as those of our peers.

Policy on Hedging and Pledging

We prohibit directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that would allow them to continue to own our common stock, but without the full risks and rewards of ownership.  We also prohibit directors, NEOs and other senior employees from engaging in pledging, short sales or other short-position transactions in our common stock.

Personal Benefits

The benefits provided to our NEOs are generally the same as or consistent with those provided to our other salaried employees.  We believe these benefits are reasonable and competitive so that we may attract and retain talented employees.  In total, these benefits represent a small percentage of each NEO’s overall compensation, and the Committee has reduced many of them in recent years.  During 2014, the Committee began phasing out the automobile allowance for U.S.-based executives whose leases were expiring.  These benefits are reflected in the “All Other Compensation” column of the 2015 Summary Compensation Table.

Risk Considerations in Our Compensation Programs

The Committee has reviewed our compensation policies and practices for our officers and employees and concluded that any risks arising from these policies and programs are not reasonably likely to have a material adverse effect on the Company.  The Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit the Company and our shareholders over the long term.

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Our compensation policies and procedures are applied uniformly to all eligible participants.  By targeting both company-wide and business-unit performance goals in our annual bonus plans and long-term compensation, we believe we have allocated our compensation between base salary and short- and long-term target opportunities in a way that does not encourage excessive risk-taking by our employees.

Role of the Compensation Consultant and Executives in Setting Compensation

The Committee approves all compensation decisions for our NEOs, including CEO compensation which decision is made after the Committee consults with the independent directors in executive session.

The Committee has engaged Pay Governance LLC as its independent consultant to assist the Committee in evaluating our executive compensation.

During 2015, the consultant performed the following tasks for the Committee:

•     Prepared competitive market data for the compensation of the executive officer group;

•     Prepared analysis of existing compensation and recommendations related to the compensation to be paid to executive officers hired in 2015;

•      Updated the Committee on executive compensation trends and regulatory developments;

•      Prepared a realizable pay analysis for the CEO;

•      Provided input on the Committee’s executive officer pay recommendations;

•      Provided input on compensation program design and philosophy, incentive-pay mix and comparator groups against which executive pay is benchmarked; and

•      Prepared market data regarding vesting of equity upon retirement of executives.

The consultant provides no services to us other than its advice to the Compensation Committee on executive compensation matters and to our Nominating and Corporate Governance Committee on director compensation matters.  The Compensation Committee determined Pay Governance to be independent from the Company under the NYSE and SEC regulations.

Our CEO annually reviews the performance of each executive officer.  He then recommends annual merit salary adjustments and any changes in annual or long-term incentive opportunities or payouts for these officers.  The Committee considers the CEO’s recommendations in addition to data and recommendations presented by Pay Governance.

The CEO and other members of management also work with the Committee and its consultant in determining the companies to be included in the Business Segment Comparator Group.

Impact of Tax and Accounting Treatment

The Compensation Committee selects compensation vehicles based upon those that will create the best link between pay and performance.  Generally, the accounting and tax treatments of executive compensation has not been a factor in the Compensation Committee’s decisions regarding the amounts or types of compensation paid.

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Compensation Tables

The following tables, narrative and footnotes discuss the compensation of the NEOs during 2015.

2015 Summary Compensation Table

Name and Principal Position (1) (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation ($)	Total ($)
Eric M. Green (3) President and Chief Executive Officer	2015	473,846	616,667	3,174,950	3,175,106	614,259	42,927	267,697	8,365,452
William J. Federici Sr. V.P. and Chief Financial Officer	2015 2014 2013	515,483 467,023 457,866	—	350,015 349,985 349,966	350,006 349,998 350,005	447,210 281,967 419,759	119,960 241,242 90,474	24,388 39,949 39,635	1,807,062 1,730,164 1,707,705
Karen A. Flynn Sr. V.P. and Chief Commercial Officer	2015 2014	425,526 345,954	—	312,512 310,043	326,744 300,002	359,630 214,757	19,334 93,798	33,191 33,848	1,476,937 1,298,402
John E. Paproski Sr. V.P. and Chief Technology Officer	2015 2014 2013	374,196 350,339 339,926	—	299,990 299,994 299,999	299,994 300,004 300,005	272,580 234,191 286,322	112,865 336,873 55,201	30,706 93,137 45,710	1,390,331 1,614,538 1,327,163
George L. Miller (3) Sr. V.P., General Counsel and Corporate Secretary	2015	41,538	66,667	700,065	299,988	—	2,769	13,403	1,124,430
Donald E. Morel, Jr. (3) Former Chairman and Chief Executive Officer	2015 2014 2013	461,857 837,721 825,028	—	1,199,991 1,200,022 1,199,992	1,200,030 1,199,996 1,200,005	537,413 723,880 1,072,371	965,793 832,608 93,375	242,107 95,756 122,645	4,607,191 4,889,983 4,513,416

(1)          During 2015, Ms. Flynn was the President, Pharmaceutical Packaging Systems and Mr. Paproski was the President, Pharmaceutical Delivery Systems.  As announced on January 12, 2016, West will no longer operate two separate units for its Packaging and Delivery Systems businesses.  West established global Commercial, Operations and Innovation & Technology organizations.  In connection with these changes, Ms. Flynn and Mr. Paproski were given the principal positions listed in this Summary Compensation Table.

(2)          These amounts are an estimate of the increase in actuarial present value of our NEOs’ age-65 accrued benefit under our retirement plans for 2015.  Amounts are payable only when a participant’s employment terminates, and may be reduced if benefits are commenced prior to retirement.  Assumptions underlying the estimates are described under the 2015 Pension Benefits Table. Additionally, for Dr. Morel, this amount includes distributions under our retirement plans.

(3)          Reflects partial year of compensation based on hire and termination dates, as follows: Mr. Green commenced employment on April 24, 2015, Mr. Miller commenced employment on November 19, 2015 and Dr. Morel terminated employment June 30, 2015.

Bonus

The amounts in the “Bonus” column are comprised of the following:

Name	Relocation Bonus	Retention Cash
Eric M. Green	$116,667	$500,000
George L. Miller	$66,667	—

The Relocation Bonus was payable upon relocation to the Exton, Pennsylvania area under our relocation policy for all U.S. salaried employees.  The bonus was equal to two months’ salary for Mr. Green and Mr. Miller, and was meant to cover incidental costs.  If an employee terminates employment within 12 months of relocation, he or she must repay the relocation bonus.  The Retention Cash granted to Mr. Green was payable six months after his start date and was intended to replace his equivalent annual bonus that he forfeited upon leaving his prior employer, Sigma-Aldrich.

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Stock Awards

Stock Awards Grant Date Fair Value (Target) 2013-2015

		2015			2014			2013
	PVSU Awards	Incentive Shares	Restricted Stock	PVSU Awards		Incentive Shares	PVSU Awards		Incentive Shares
Name	($)	($)	($)	($)		($)	($)		($)

Eric M. Green	1,424,918	—	1,750,032	—		—	—		—
William J. Federici	350,015	-0-	-0-	349,985		-0-	349,966		-0-
Karen A. Flynn	299,990	12,522	-0-	300,018		10,025	—		—
John E. Paproski	299,990	-0-	-0-	299,994		-0-	299,999		-0-
George L. Miller	300,037	—	400,028	—		—	—		—
Donald E. Morel, Jr.	1,199,991	—	-0-	1,200,022		-0-	1,199,992		-0-

Mr. Green’s time-vesting restricted stock award of 30,499 shares made on his start date of April 24, 2015 vests 42.9% on the third anniversary of the grant date and the remainder on the fifth anniversary of the grant date.  Mr. Miller’s time-vesting restricted stock award of 6,421 shares made on his start date of November 19, 2015, vests 100% on the fourth anniversary of the grant date.

The table below shows the maximum payout for PVSU awards made in 2015, 2014 and 2013.

Stock Awards PVSU Grant Date Maximum Value 2013-2015

	2015	2014	2013
Name	($)	($)	($)

Eric M. Green	2,849,836	—	—
William J. Federici	700,030	699,970	699,932
Karen A. Flynn	599,980	600,036	—
John E. Paproski	599,980	599,988	599,998
George L. Miller	600,074	—	—
Donald E. Morel, Jr.	2,399,982	2,400,044	2,399,984

Option Awards

The amounts in the “Option Awards” column reflect the grant date fair value in each year, computed according to FASB ASC Topic 718.	We use the Black-Scholes option pricing model to calculate grant date fair value based on the following assumptions for the named recipients:

	November 19, 2015	October 20, 2015	June 30, 2015	April 24, 2015	February 23, 2015	September 29, 2014	February 24, 2014	March 26, 2013	February 19, 2013
Expected Life (Years)	5.8	5.8	5.8	5.8	5.8	6.0	6.0	6.0	6.0
Risk-Free Interest Rate	1.79%	1.54%	1.79%	1.46%	1.66%	1.77%	1.57%	0.79%	0.89%
Dividend Yield	0.88%	0.97%	0.91%	0.92%	0.96%	0.98%	0.85%	1,18%	1.29%
Expected Volatility	20.3%	20.1%	20.0%	19.2%	19.1%	21.6%	22.1%	22.3%	22.5%
Black-Scholes Value	$12.72	$10.70	$11.63	$10.65	$10.19	$9.66	$10.37	$6.20	$5.70
Recipients	Miller	Flynn	Morel	Green	Federici Flynn Paproski	Flynn	Federici Flynn Paproski Morel	Federici Flynn Paproski Morel	Federici Flynn Paproski Morel

For a more detailed discussion of the assumptions used to calculate grant date fair value for our options, refer to Note 12 to the consolidated financial statements included in our 2015 Form 10-K.

Non-Equity Incentive Plan Compensation

The amounts in the “Non-Equity Incentive Plan Compensation” column are AIP awards made with respect to 2015 performance. AIP awards are paid in cash, except participants may elect to	have up to 100% paid in West common stock. With the exception of Mr. Green, all awards were paid in cash. Mr. Green elected to receive

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25% of his total after-tax award in stock.  This election resulted in a grant of 1,764 shares of stock on February 23, 2016 with a grant date fair value of $105,205, at $59.64 per share. He also received 441 restricted incentive shares with a grant date fair value of $26,301, with the same per-share grant date value.

All Other Compensation

The amounts in the “All Other Compensation” column consist of:  (1) costs of providing a company-leased vehicle, including lease payments, gas, maintenance and insurance;  (2) for Mr. Federici, Mr. Paproski, Ms. Flynn, and Dr. Morel, the total of the Company matching contributions made in 2015 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan;  (3) Company-paid life insurance premiums;  (4) DEUs credited in 2015 on unearned PVSUs (assuming a 100%

The amount of these shares are not included in this column, but will be included in our 2016 Proxy Statement in the “Stock Awards” column, and, if deferred under the Deferred Compensation Plan, will also be reflected in next year’s “Nonqualified Deferred Compensation” Table.

performance level) and unvested time-vesting restricted stock, whether or not those awards have been deferred;  (5) reimbursement of relocation expenses for newly-hired NEOs; (6) the payout of accrued, unused vacation for Dr. Morel; (7) the value of personal retirement benefits provided to Dr. Morel for his service as CEO; and (8) tax reimbursements for taxable moving expenses incurred by Mr. Green and for the in-kind personal retirement benefits provided to Dr. Morel.

The table below shows a breakdown of the total amount shown in the “All Other Compensation” column of the Summary Compensation Table.

Components of All Other Compensation – 2015

Name	Use of Company Car ($)	Defined Contribution Plan Company Contributions (1) ($)	Life Insurance ($)	Dividends & Dividend Equivalents ($)	Relocation Expenses (2) ($)	Tax Reimburse- ments (3) ($)	Vacation Payout (4) ($)	Other (5) ($)	Total ($)
Eric M. Green	—	-0-	312	36,216	138,410	92,759	—	—	267,697
William J. Federici	574	10,600	509	12,705	—	—	—	—	24,388
Karen A. Flynn	7,040	17,021	365	8,765	—	—	—	—	33,191
John E. Paproski	9,023	10,600	382	10,701	—	—	—	—	30,706
George L. Miller	—	—	—	6,421	6,982	—	—	—	13,403
Donald E. Morel, Jr.	2,353	10,600	3,424	40,264	—	21,807	40,656	123,003	242,107

(1)             This amount is comprised of matching contributions to our 401(k) Plan and Employee Deferred Compensation Plan.

(2)             The amount in this column is for all expenses reimbursed in connection with Mr. Green’s and Mr. Miller’s relocation to the Exton, Pennsylvania area, exclusive of the tax reimbursements reported in a separate column.

(3)             The amount reported in this column for Mr. Green are tax reimbursements for moving expenses that are deemed taxable by the Internal Revenue Code.  In accordance with our standard relocation policy applicable to all salaried U.S. employees, the Company grosses up these costs.  The amount reported in this column for Dr. Morel are tax reimbursements for the in-kind personal retirement benefits listed in footnote 5, except for the company vehicle.

(4)             The amount in this column represents two weeks of accrued, untaken vacation pay, that was payable to Dr. Morel in accordance with our U.S. salaried employees’ vacation policy.

(5)             The amount in this column is comprised of in-kind property personal retirement benefits ($25,507), which includes a rare edition book and tour, plus the fair market value of his company vehicle less what he paid the Company for it ($97,496).  Dr. Morel paid income taxes of $44,937 on the company vehicle.

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2015 Grants of Plan-Based Awards Table

The following table provides information on stock options and PVSUs granted to our NEOs in 2015.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number	All Other Option Awards: Number of	Exercise or Base Price	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units (3) (#)	Securities Underlying Options (#)	of Option Awards ($/Sh)	And Option Awards (4) ($)

Eric M. Green	04/24/15	241,500	483,000	724,500
	04/24/15				12,417	24,833	49,666				1,424,918
	04/24/15							30,499			1,750,032
	04/24/15								298,132	57.38	3,174,105
William J. Federici	02/23/15	175,929	351,857	527,788
	02/23/15				3,492	6,983	13,966				349,988
	02/23/15								36,959	50.12	350,002
Karen A. Flynn	02/23/15	147,269	294,538	441,806
	02/23/15				2,993	5,986	11,972				300,018
	02/23/15								31,679	50.12	300,000
	10/30/15								2,500	55.42	26,570
John E. Paproski	02/23/15	127,493	254,986	382,479
	02/23/15				2,993	5,986	11,972				300,018
	02/23/15								31,679	50.12	300,000
George L. Miller	11/19/15	—	—	—
	11/19/15				2,408	4,816	9,632				300,037
	11/19/15							6,421			400,028
	11/19/15								23,584	60.22	599,977
Donald E. Morel, Jr. (5)	02/23/15	211,413	422,827	634,240
	06/30/15				10,331	20,661	41,322				1,199,991
	06/30/15								103,184	58.08	1,200,030

(1)          These amounts represent the minimum, target and maximum awards under the AIP.  The amounts are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under any deferred compensation plan.  This column includes prorated targets for Mr. Green based on his start date of April 24, 2015, which resulted in a 69% proration.  Mr. Miller was not eligible for an AIP bonus in 2015 given that his hire date was after the November 15 eligibility date.

(2)          These amounts represent PVSUs that may vest depending on attainment of performance targets over a three-year performance period.  Mr. Green and Mr. Miller received PVSUs with respect to the 2014-16 performance period at a reduced expected value from the awards for 2015-17 performance period.  The amounts in this column are not reduced to reflect any elections to defer receipt of an executive’s PVSUs under any deferred compensation plan.

(3)          The time-vesting restricted stock grants made to Mr. Green vests 57.1% on April 24, 2018 and 42.9% on April 24, 2020.  The time-vesting restricted stock grant to Mr. Miller vests 100% on November 19, 2019.

(4)          This column consists of the fair value of options and stock awards granted during 2015.  The per-option grant date fair value (under FASB ASC Topic 718) was $9.47 for all options and $50.12 per share for all PVSUs granted on February 23, 2015.  The per-option grant date fair value was $10.65 for all options and $57.38 per share for all PVSUs granted on April 24, 2015.  The per-option grant date fair value was 11.63 for all options and $58.08 per share for all PVSUs granted on June 30, 2015.  The per-option grant date fair value was $10.70 for all options granted on October 20, 2015.  The per-option grant date fair value was $12.72 for all options and $62.30 per share for all PVSUs granted on November 19, 2015.  For the assumptions made in determining grant date fair values, refer to Note 12 to the consolidated financial statements included in our 2015 Form 10-K.

(5)          Pursuant to Dr. Morel’s Retirement Separation Agreement, he continues to vest in his PVSUs as if he remained employed and he received a 50% payout of his AIP award for 2015, based on the Company’s 2015 performance.

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Outstanding Equity Awards At Year-End 2015

The following table contains information on the current holdings of stock options, unearned PVSUs and restricted stock held by our NEOs on December 31, 2015.

			Option Awards (1)				Stock Awards
						Restricted Stock(2)		PVSUs (3) Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Eric M. Green (4)						30,499	1,836,650	49,666	2,990,887
Option Grant 1	4/24/2015		164,320	57.38	04/24/2025
Option Grant 2	4/24/2015	13,499	40,497	57.38	04/24/2025
Option Grant 3	4/24/2015		79,816	57.38	04/24/2025
William J. Federici						-0-	-0-	51,260	3,086,877
	2/26/2008	54,996		20.85	2/26/2018
	2/24/2009	52,000		16.05	2/24/2019
	3/22/2010	75,662		21.34	3/22/2020
	2/22/2011	68,494		20.43	2/22/2021
	2/21/2012	61,476	20,492	21.22	2/21/2022
	2/19/2013	28,536	28,532	29.56	2/19/2023
	3/26/2013	2,020	2,016	32.19	3/26/2023
	2/24/2014	8,440	25,311	47.34	2/24/2024
	2/23/2015		34,348	54.14	2/23/2025
Karen A. Flynn (5)						725	43,660	34,246	2,062,294
	2/21/2012	7,094	2,364	21.22	2/21/2022
	7/24/2012	23,988	7,994	25.15	7/24/2022
	2/19/2013	13,170	13,168	29.56	2/19/2023
	2/24/2014	3,617	10,848	47.34	2/24/2024
	9/29/2014	3,882	11,646	44.95	9/29/2024
	2/23/2015		29,440	54.14	2/23/2025
	10/20/2015		2,500	55.42	10/20/2025
John E. Paproski						-0-	-0-	43,780	2,636,432
	2/26/2008	18,332		20.85	2/26/2018
	2/24/2009	17,000		16.05	2/24/2019
	3/22/2010	37,832		21.34	3/22/2020
	2/22/2011	34,246		20.43	2/22/2021
	2/21/2012	47,290	15,762	21.22	2/21/2022
	2/19/2013	21,950	21,948	29.56	2/19/2023
	3/26/2013	4,036	4,036	32.19	3/26/2023
	2/24/2014	7,234	21,696	47.34	2/24/2024
	2/23/2015		29,440	54.14	2/23/2025
George L. Miller (6)						6,421	386,673	9,632	580,039
Option Grant 1	11/19/2015	1,965	5,895	62.30	11/19/2025
Option Grant 2	11/19/2015		15,724	62.30	11/19/2025
Donald E. Morel, Jr.(7)						-0-	-0-	173,224	10,431,549
	2/24/2009	200,000		16.05	2/24/2019
	3/22/2010	277,428		21.34	3/22/2020
	2/22/2011	251,142		20.43	2/22/2021
	2/21/2012	189,156	63,050	21.22	2/21/2022
	2/19/2013	105,356	105,356	29.56	2/19/2023
	2/24/2014	28,391	86,787	47.34	2/24/2024
	6/30/2015		103,184	58.08	6/30/2025

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(1)             All options are exercisable in 25% annual increments beginning one year from the grant date, except as noted in footnote 4 for Mr. Green and footnote 6 for Mr. Miller, both of whom were hired during 2015.

(2)             Dividends are paid on unvested restricted shares and reinvested as additional stock subject to the same vesting requirements as the underlying shares.  The market value of the unvested incentive shares is based on the closing price of our common stock on December 31, 2015 of $60.22.

(3)             Except as noted below for Mr. Green and Mr. Miller who were hired in 2015, these PVSUs were awarded on February 19, 2013, February 24, 2014 and February 23, 2015 and each covers a three-year performance period.  Although the performance period for the 2013 award ended on December 31, 2015, performance is not actually determined and certified by the Committee until the first quarter of 2016.  The 2014 and 2015 awards will be earned (if at all) on December 31, 2016 and December 31, 2017, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through those dates.  Mr. Green and Mr. Miller received awards that related to the 2014-16 performance period in addition to the 2015-17 performance period.  These 2014-16 performance period PVSUs are at a reduced expected value compared to the 2015-17 performance period PVSUs, but are otherwise subject to the same terms and conditions as apply to the awards made to all eligible employees employed at the time of the original grants in February 2014.  As required by the SEC’s disclosure rules, because the performance for the most recently completed fiscal year exceeded 100%, the number of PVSUs shown assumes that a maximum payout of 200% will be achieved for all three awards.  Fair market value of the unearned PVSUs is based on the closing price of our common stock on December 31, 2015 of $60.22.  The amounts are not reduced to reflect any elections to defer receipt under any deferred compensation plan.

(4)             The options denoted as Option Grant 1 for Mr. Green in the table above and all of the restricted stock granted to Mr. Green will vest 57.1% on April 24, 2018 provided that he remains employed by the Company, terminates with “good reason,” is terminated without “cause” by the Company, dies or becomes disabled.  The remaining 42.9% will vest on April 24, 2020, but would be forfeited if employment is terminated for any reason other than death or disability before that date.  The options denoted as Option Grant 2 for Mr. Green were 25% vested upon the grant date and the remaining options will vest in 25% increments on February 24, 2016, February 24, 2017 and February 24, 2018.  The options denoted as Option Grant 3 for Mr. Green will vest in 25% increments on February 23rd of 2016, 2017, 2018 and 2019.  These option vesting schedules are consistent with the schedules for active employees as of February 2014 and 2015, for each respective option.

(5)             The restricted stock are incentive shares granted to Ms. Flynn on February 21, 2012, February 19, 2013, February 18, 2014, and February 23, 2015  and are 100% vested four years from the grant date if the bonus share to which the incentive share relates has not been sold and the employee has not terminated employment.  The incentive shares will also vest 25% per year upon retirement.  Unvested incentive shares are forfeited on employment termination.

(6)             The restricted stock granted to Mr. Miller will vest 100% on November 19, 2019 provided that he remains employed by the Company, terminates with “good reason,” is terminated without “cause” by the Company, dies or becomes disabled.  The options denoted as Option Grant 1 for Mr. Miller were 25% vested upon the grant date and the remaining options will vest in 25% increments on February 24, 2016, February 24, 2017 and February 24, 2018.  The options denoted as Option Grant 2 for Mr. Miller will vest in 25% increments on February 23rd of 2016, 2017, 2018 and 2019.  These option vesting schedules are consistent with the schedules for active employees as of February 2014 and 2015, for each respective option.

(7)             Pursuant to Dr. Morel’s Retirement Separation Agreement, continued employment is not a requirement for his options and PVSUs to continue vesting.  However, the options will only be exercisable at the same time they would have been exercisable under the original vesting schedule and all PVSUs will only become vested and be paid as applied to the PVSU grants made to all active employees in February 2015, even though his awards were not granted until June 30, 2015.

2015 Option Exercises And Stock Vested Table

The following table provides information about the value realized by our NEOs on the exercise of stock options and vesting of stock awards and units during 2015.  Mr. Green and Mr. Miller did not exercise any options or have any stock vest during 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Name	(#)	($)	(#)	($)
William J. Federici	52,678	1,961,660	26,574	1,369,358
Karen A. Flynn	23,020	954,517	15,331	790,006
John E. Paproski	26,842	1,058,167	20,867	1,076,218
Donald E. Morel, Jr.	-0-	-0-	81,768	4,213,505

(1)             The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of options exercised.

(2)             This column reflects incentive shares that were awarded in 2011 and vested in 2015 and PVSUs that were awarded in 2012 and earned in 2015, whether or not either award was deferred under the Employee Deferred Compensation Plan.  The total includes additional shares awarded pursuant to DEUs, which are credited on unvested PVSUs over the three-year vesting period at a rate that assumes the participant will earn the target award.  At the time of the payout, the credited DEUs are then increased or decreased based on the payout factor earned for the applicable three-year performance period.  Because the payout factor earned for the 2012-2014 performance period was 167.83%, the number of DEUs accrued over that period was multiplied by 167.83%.  Only Mr. Paproski had incentive shares (424) that vested in 2015, and these shares were deferred under the terms of the Employee Deferred Compensation Plan.  The following table shows the PVSU payouts that vested, and the number of additional shares distributed due to DEUs.

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Name	PVSUs Earned	Dividend Equivalents Paid on PVSU Payouts
William J. Federici	25,705	869
Karen A. Flynn	12,980	361
John E. Paproski	19,744	670
Donald E. Morel, Jr.	79,092	2,676

(3)   The value of the Incentive Shares was determined by multiplying the number of vested shares by $53.75, the fair market value of our common stock on the payout date of February 20, 2015.  The value of the PVSUs was determined by multiplying the number of vested units by $54.14, the fair market value of our common stock on the payout date, February 23, 2015.

2015 Pension Benefits

Retirement Plan

Until December 31, 2006, we maintained a final average pay defined benefit pension plan, which calculated retirement benefits for salaried participants as a percentage of average annual earnings.  The normal retirement benefit equals 1.9% of the average of a participant’s five highest consecutive calendar years of compensation out of the participant’s last ten calendar years of service, multiplied by his or her years of service up to 25 years, plus 0.5% of that average multiplied by his or her years of service in excess of 25 but not more than 35 years.  The benefit is reduced by the participant’s expected social security benefits.

Effective January 1, 2007, each participant’s accrued benefit under the retirement plan’s pension formula was frozen, and the pension benefits related to service on or after January 1, 2007 for all existing and new participants are expressed as a “cash balance” type formula.  Under the cash balance approach, an allocation is made at the end of each calendar year (or on employment termination, if earlier) to a participant’s hypothetical cash balance account.  The allocation is determined by the age of the participant and the percentage of annual compensation for that age band pursuant to the basic cash balance formula.

For participants who have attained minimum age and service requirements, an additional annual allocation is made to their accounts to replace all or part of the benefit for participants who were participating in the retirement plan on December 31, 2006 (“transition benefit”).  The transition benefit percentage will remain for the duration of the transition period, which continues until December 31, 2018 or a participant’s retirement, whichever comes first.  The transition benefit is applicable only to employees who were actively employed on January 1, 2007 and the allocation percentage is based on the age of the participant on that date.  The transition benefit for Mr. Federici and Mr. Paproski is 8.0%.  All other continuing NEOs are not eligible to receive the transition benefit because they were not employed on December 31, 2006.  Dr. Morel ceased accruing any benefits in the pension plan upon his retirement on June 30, 2015.

Each year, the balance in the hypothetical account will be credited with interest at a rate equal to the average 30-Year Treasury Bond Rate for November of the year prior to the year the interest is credited.

In general, the compensation used for determining a participant’s benefits under the retirement plan consists of base salary, overtime, annual incentive awards (paid in cash or stock) and other cash remuneration, plus a participant’s contributions to our 401(k) plan.

Normal retirement age under the retirement plan is 65.  Participants with ten years of service may retire and commence payment of their frozen benefits upon reaching age 55, with reduced benefits based on their age at the retirement date.  A participant may begin distribution of his cash balance benefits on employment termination, without regard to age or years of service, but will forego any future interest credits.

The benefit that each participant will receive at retirement will be the sum of the accrued benefit

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under the old pension formula as of December 31, 2006, plus the amount allocated to the participant’s cash-balance account.  A participant vests in his or her combined benefit upon completing three years of service.

SERP

IRS requirements limit the compensation that can be used to calculate a participant’s benefit under a qualified retirement plan to $260,000 and the annual benefit is limited to $210,000.  The SERP benefits are substantially equal to the difference between the total benefit accrued under the retirement plan and the amount of benefit the retirement plan is permitted to provide under the statutory limits on benefits and earnings.  The benefits are unfunded and paid out of our general assets.

Before January 1, 2009, SERP benefits were payable at the same time and in the same form as benefits payable under the qualified retirement plan, except that SERP participants could elect to receive their SERP benefits in a lump sum.  Due to changes in the tax laws, the SERP was amended effective January 1, 2009 to allow for benefits accrued on or after January 1, 2005 to be payable in a lump sum on the date that is six months following termination of employment.  These benefits may be reduced to reflect early commencement of benefits before age 65.  Benefits accrued before 2005 are still payable according to the SERP rules in effect on December 31, 2004.

2015 Pension Benefits Table

The following table shows the present value of accumulated pension benefits that each U.S.-based NEO is eligible to receive under our Retirement Plan and the SERP.

		Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Eric M. Green	Retirement Plan	-0-	11,681	—
	SERP	-0-	31,246	—
			42,927	—
William J. Federici	Retirement Plan	12	37,571	—
	SERP	12	82,389	—
			119,960	—
Karen A. Flynn	Retirement Plan	30	-0-	—
	SERP	30	20,081	—
			19,334 (3)	—
John E. Paproski	Retirement Plan	36	48,534	—
	SERP	36	64,331	—
			112,865	—
George L. Miller	Retirement Plan	-0-	2,769	—
	SERP	-0-	-0-	—
			2,769	—
Donald E. Morel, Jr. (4)	Retirement Plan	23	170,481	23,325
	SERP	23	746,869	25,119
			917,350	48,444

(1)             Equals the number of full years of credited service as of December 31, 2015.  Credited service begins with a participant’s hire date and ends with the date of employment termination.  Mr. Green and Mr. Miller both have received service credit, but have been credited with less than a full year of service.

(2)             These present values assume that each NEO retires at age 65 for purposes of the Retirement Plan and the SERP.  The assumed cash balance crediting rate is 3.30% in the Retirement Plan and the SERP.  The discount rate and pre-retirement mortality assumptions used in estimating the present values of each NEO’s accumulated pension benefit vary by plan, as provided in the table below.

Plan	Rate	Pre-retirement Mortality Assumption
Retirement Plan	4.55%

70% of the present value is calculated using a 50% male and 50% female blended RP-2014 annuitant mortality table without collar adjustment (removing MP-2015 improvement projections from 2007-2015) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis, 30% of the present value is calculated using the RP-2014 gender specific annuitant mortality tables without collar adjustment (removing MP-2015 improvement projections from 2007-2015) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis.

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Plan	Rate	Pre-retirement Mortality Assumption
SERP	3.80%

50% male and 50% female blended RP-2014 annuitant mortality table without collar adjustment (removing MP-2015 improvement projections from 2007-2015) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis.

Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, future-credited years of service, future compensation, form of payment election, applicable interest rates and regulatory changes.

(3)             Ms. Flynn’s accrual in the Retirement Plan was actually negative.  SEC rules prohibit the Company from disclosing a negative amount.  However, the total amount listed for Ms. Flynn is net of this reduction.

(4)             Dr. Morel commenced his Retirement Plan and SERP benefits as of August 1, 2015.  The amount reported in the distribution column represents 5 months’ payments of a $4,665 per month from the Retirement Plan and $5,024 per month from the SERP.

2015 Nonqualified Deferred Compensation

The Employee Deferred Compensation Plan allows highly compensated employees, including executive officers, to defer up to 100% of salary and cash bonus.  Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plan.

We match at the rate of 100% of the first 3% of salary deferrals, plus 50% of the next 2%.  Employer matching contributions made before January 1, 2007 vest 20% per year of service and matching contributions made on or after January 1, 2007 are 100% vested.  Participants also may defer payout of annual bonus shares and PVSUs.  We contribute one time-vested incentive share for each four bonus shares deferred.

Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death and/or disability, if earlier.  During the time these awards are deferred, they are deemed invested in our common stock and receive additional credits for DEUs.  All deferred stock awards are distributed in shares of common stock.

Amounts deferred in any year, except for matching contributions on cash contributions, will be distributed automatically in a lump sum five years after the year of deferral.  A participant may choose to defer these amounts to another date or until employment termination.  Matching contributions on cash contributions are only distributable on employment termination.  Participants may elect to receive their distributions on termination in a cash lump sum, stock lump sum, or in up to ten annual installments.

Mr. Green has not participated in, and Mr. Miller was not yet eligible to participate in, the Employee Deferred Compensation Plan as of December 31, 2015.

2015 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
William J. Federici	-0-	-0-	144,523	-0-	1,043,812
Karen A. Flynn	74,966	9,770	5,733	-0-	224,970
John E. Paproski	-0-	-0-	177,274	-0-	3,380,427
Donald E. Morel, Jr.	-0-	-0-	120,521	-0-	2,359,409

(1)             The amounts reported in this column are reflected in this year’s Salary column of the Summary Compensation Table.  In addition, for Ms. Flynn, the amount includes amounts reported under the Equity Incentive Plan and Non-Equity Incentive Plan columns of the Summary Compensation Table.

(2)             The amount in this column represents salary deferral matching contributions.

(3)             These amounts reflect the net gains attributable to the investment funds in which the executives have chosen to invest and for deferred shares of stock contributed to the Employee Deferred Compensation Plan.

(4)             The total balance includes amounts contributed for prior years which have all been previously reported in the Summary Compensation Table for the year those amounts were deferred.

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Payments on Disability

Each current U.S. NEO has long-term disability coverage, which is available to all eligible U.S. employees.  The coverage provides full salary continuation for six months and thereafter up to 60% of pay with a $25,000 monthly limit.  Eligible U.S. employees also continue to earn cash balance pay credits at the rate of pay in effect when they became disabled under the Retirement Plan and SERP.  Employees who are vested in our Retirement Plan also receive continued medical coverage while on disability on the same terms as active employees.  Deferred compensation is payable according to the executive’s election.  Outstanding unvested stock options would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PVSUs and unvested incentive shares would be forfeited when an employee becomes disabled.

The retention stock and options described for Mr. Green and Mr. Miller above will also vest upon disability.

Payments on Death

Each current U.S.-based NEO has group life insurance benefits that are available to all eligible U.S. employees.  The benefit is equal to one times pay with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the NEO.  Deferred compensation is payable according to the executive’s election on file.  Outstanding unvested stock options, PVSUs and incentive shares would be forfeited and outstanding vested stock options would become exercisable for the term of the option.

The retention stock and options described for Mr. Green and Mr. Miller above will also vest upon death.

Estimated Payments Following Termination

We have agreements with Mr. Green and Mr. Paproski that entitle them to severance benefits on certain types of employment terminations not related to a change-in-control.  Dr. Morel also has an agreement that was entered into at the time of his retirement, which is described below.  Mr. Federici and Ms. Flynn are not covered under a general severance plan and any severance benefits payable to them under similar circumstances would be determined by the Committee in its sole discretion.

Mr. Green

Mr. Green has an employment agreement that entitles him to continuation of his salary and welfare benefits at active employee rates for a period of 12 months, if he is terminated involuntarily other than for “Cause” or the Company gives notice to Mr. Green that it will not renew the term of his employment under the agreement.  Mr. Green’s employment agreement does not entitle him to severance payments or continued benefits if his employment is terminated for cause or as a result of his death or disability (except as described above).

The restricted stock and stock options that Mr. Green received as an enticement award (but not any other restricted stock or stock options granted) will vest: (1) in the event of his termination other than for Cause, or (2) due to Good Reason.

“Cause” means any willful failure by Mr. Green to perform his duties or responsibilities or comply with any valid and legal directives of the Board; act of fraud; embezzlement; theft or misappropriation of the funds of the Company by Mr. Green; or Mr. Green’s admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; Mr. Green’s engagement in dishonesty, illegal conduct or misconduct that is

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EXECUTIVE COMPENSATION

materially injurious to the Company; Mr. Green’s breach of any material obligation of any written agreement with the Company; or a material violation of a rule, policy, regulation or guideline imposed by the Company or a regulatory body.

“Good Reason” means a material diminution in Mr. Green’s base salary; a material reduction in Mr. Green’s duties, authority or responsibilities; or the relocation of Mr. Green’s principal place of employment in a manner that lengthens his one-way commuting distance by fifty (50) or more miles.

Any severance pay would be contingent on execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Mr. Paproski

Mr. Paproski entered into an agreement in 1993 that entitles him to severance payments of his regular salary for 12 months with continued medical benefits during that period at the same rates paid by similarly-situated active employees.  These payments are made whether Mr. Paproski resigns or is involuntarily terminated by the Company provided that he executes a release of claims in favor of the Company and adheres to the Company’s confidentiality requirements.  Mr. Paproski also may receive outplacement benefits in the event of his termination.

Mr. Miller

The restricted stock that Mr. Miller received as a retention award will vest: (1) in the event of his termination other than for Cause or (2) due to Good Reason.  The definitions of “Cause” and “Good Reason” are the same as those that apply to Mr. Green.

Dr. Morel

Dr. Morel’s retirement occurred on June 30, 2015, and certain payments commenced due to the fact that his retirement was in accordance with an agreement with the Company.  These payments to Dr. Morel are described in the Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables in the Executive Compensation section.

Estimated Additional Severance Payments Table

The table below reflects amounts that eligible executives would receive on termination of employment for certain reasons, other than following a change-in-control.  No NEO will receive any enhanced benefit as a result of a termination for cause.  The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried employees, including equity acceleration values to the extent they apply to all LTIP participants.

Name	Event	Cash Severance	Continuation of Welfare Benefits (1)	Vesting of Unvested Equity	Total

Eric M. Green	Involuntary (no Cause) or Good Reason	$700,000	$18,574	2,303,319	3,021,893
	Death or Disability	-0-	-0-	2,303,319	2,303,319
John E. Paproski	Involuntary (no Cause), Resignation or Retirement	353,656	18,240	-0-	371,896
George L. Miller	Involuntary (no Cause), Good Reason, Death or Disability	-0-	-0-	386,673	386,673

(1)             This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under an applicable agreement.

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EXECUTIVE COMPENSATION

Payments on Termination in Connection With a Change-in-Control

We have entered into agreements with each of our U.S.-based NEOs, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a change-in-control.

Mr. Green, Ms. Flynn and Mr. Miller have Change-in-Control agreements that are substantially similar and include the following:

•       Cash severance pay equal to two times the sum of the executive’s highest annual base salary in effect during the year of termination and the average annual bonus for the three years (or, if employed less than three years, the lesser period) immediately preceding the change-in-control.

•       Immediate vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of the termination of the executive’s employment.

•       Immediate vesting of all unvested stock options, stock appreciation rights (“SARs”), shares of stock, stock units and other equity-based awards awarded under any compensation or benefit plan or arrangement.

•       Continued medical, dental, life and other benefits for 36 months after termination of the executive’s employment, or until his retirement or eligibility for similar benefits with a new employer.

•       Payments will be reduced below the applicable threshold in the Internal Revenue Code if the NEO would be in a better after-tax position than if the excise tax under Section 4999 of the Code applied.  Mr. Green would have his payout reduced in the change-in-control scenario described below. Mr. Miller and Ms. Flynn’s compensation would exceed the golden parachute threshold under the Code but would not have their payments cutback in that scenario because they would be in a better after-tax position by receiving the full amount.

•       Outplacement assistance.

Severance compensation will also be reduced if an executive reaches normal retirement age or retires within three years following the change-in-control.

The severance payments are payable in monthly installments and if the executive is a key employee at the time of his termination, payments will be delayed six months to the extent required by applicable tax law.

Employment terminations that entitle these executives to receive the severance benefits under a change-in-control consist of:  (1) resignation following a constructive termination of his employment; or (2) employment termination other than by reason of death, disability, continuous willful misconduct or normal retirement.  These terminations must occur within two years after a change-in-control.

To receive the severance benefits under the agreement, an executive must agree not to be employed by any of our competitors or compete with us in any part of the United States for up to one year following employment termination for any reason.

Mr. Paproski’s agreement is substantially the same as those for Mr. Green, Ms. Flynn and Mr. Miller, but his cash severance pay is equal to three times the sum of his annual base salary plus average three-year bonus.

Mr. Federici also is entitled to a payment of three times the sum of his annual base salary plus average three-year bonus.  In addition to the benefits described above, his agreement also provides:

•       He may trigger his payments under his agreement by resigning during a 30-day period beginning 12 months following the change-in-control.

•       He is entitled to full indemnification for any excise taxes that may be imposed by Section 4999 of the Internal Revenue Code in connection with the change-in-control, including interest and penalties, and

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EXECUTIVE COMPENSATION

payment of their legal fees and expenses if we contest the validity or enforceability of the agreement.  Mr. Federici would not receive a gross-up under the change-in-control scenario described below.

Definitions used in the Change-in-Control Agreements.

Definition of “Change-in-Control.”  For each agreement, a “change-in-control” includes any of the following:

•       Any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities;

•       An acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock;

•       A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•       Any event requiring a reporting of a change in control pursuant to the regulations under SEC Form 8-K.

•       Execution of an agreement with us, which if consummated, would result in any of the above events.

Definition of “Constructive Termination.”  A “constructive termination” generally includes any of the following actions taken by the Company without the executive’s written consent following a change-in-control:

•       Significantly reducing or diminishing the nature or scope of the executive’s authority or duties;

•       Materially reducing the executive’s annual salary or incentive compensation opportunities;

•       Changing the executive’s office location so that he or she must commute more than 50 miles, as compared to his or her commute as of the date of the agreement;

•       Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar taken as a whole, to the benefits provided as of the date of the agreement; or

•       Failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement.

Estimated Benefits on Termination Following a Change-in-Control

The following table shows potential payments to our NEOs if their employment terminates following a change-in-control under existing contracts, agreements, plans or arrangements.  The amounts assume a December 31, 2015 termination date and use the closing price of our common stock as of that date, $60.22.  Based on current assumptions, Mr. Green’s benefit amounts would be reduced by $1,107,008 to put him in a better after-tax position than he would have been in had he received the full payout and paid the applicable golden parachute excise tax.  Because Dr. Morel retired on June 30, 2015, he is no longer entitled to any payments following a change-in-control.  All of the values in the table are in U.S. Dollars.

Name	Aggregate Severance Pay (1)	PVSU Acceleration (2)	Vesting of Restricted Stock (3)	Vesting of Stock Options (4)	Parachute Excise Tax Impact	Welfare Benefits Continuation (5)	Outplacement Assistance (6)	Total

Eric M. Green	2,800,000	1,847,610	1,836,650	808,538	(1,107,008)	63,169	25,000	6,273,959

William J. Federici	2,668,173	843,529	-0-	2,265,472	-0-	61,228	25,000	5,584,863

John E. Paproski	1,806,807	715,293	-0-	1,859,322	—	81,840	25,000	4,488,262

Karen A. Flynn	1,171,596	725,470	43,660	1,284,934	-0-	58,781	25,000	3,309,441

George L. Miller	1,320,000	290,020	386,673	-0-	-0-	81,947	25,000	2,103,640

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(1)          For Mr. Federici and Mr. Paproski, this amount represents three times the sum of the executive officer’s:  (a) highest annual base salary in effect during the year of termination; and (b) the average annual bonus for the three years (or, if employed less than three years, the lesser period) (the “Sum Components”).  For Mr. Green, Ms. Flynn, and Mr. Miller this amount represents two times the Sum Components.  These amounts are based on the salary rates in effect on December 31, 2015 and AIP bonuses paid during the three years before the year containing the assumed termination date (2012, 2013 and 2014).   Each of Mr. Green and Mr. Miller’s AIP amounts was presumed to be their target amounts for 2015 — $700,000 and $260,000, respectively.

(2)          This amount represents the payout of all outstanding PVSU awards on a change-in-control at the target payout.

(3)          This amount represents the value of all unvested restricted awards, which would become vested on a change-in-control (whether or not the awards were deferred).

(4)          This amount is the intrinsic value, which is equal to the fair market value of a share of stock on December 31, 2015 minus the per-share exercise price of all unvested stock options for each executive multiplied by the number of unvested options as of December 21, 2015.

(5)          This amount represents the employer-paid portion of the premiums for medical, dental and life insurance coverage.

(6)          This amount estimates the cost of providing outplacement assistance.

Financial Measures

The following tables contain unaudited reconciliations of 2015 U.S. GAAP revenues, operating cash flow and diluted EPS to revenues, operating cash flow, operating profit and adjusted diluted EPS for annual incentive purposes relating to the 2015 AIP Performance Metrics and Achievement Table.

2015 Financial Measures (US$ millions, except per-share data)

Consolidated Performance
Diluted EPS (1)	$ 1.30
Foreign-exchange impact relative to rates in effect for budget purposes	0.19
Retirement Separation Agreement for Dr. Morel	0.09
Discrete tax items	0.01
Annuitization of pension liabilities	0.43
Adjusted Diluted EPS for AIP purposes	$ 2.02
Operating Cash Flow	$ 212.4
Foreign-exchange impact relative to rates in effect for budget purposes	16.2
Additional pension funding credit	15.0
Adjusted Operating Cash Flow for AIP purposes	$ 243.6

Divisional and Regional Performance
	As Reported	Foreign- Exchange Impact (2)	Adjusted
Pharma. Packaging Systems Div. Segment Results
Revenues	1,000.7	73.8	1,074.5
Operating Profit	235.7	17.5	253.2
Cash Flow	285.8	18.8	304.6
Pharma. Delivery Systems Div. Segment Results
Revenues	400.2	11.6	411.8
Operating Profit	12.0	1.9	13.9

(1)             A full discussion of components of adjusted diluted EPS is found in our fourth-quarter and full-year 2015 earnings press release filed on Form 8-K with the Securities and Exchange Commission on February 18, 2016.

(2)             Foreign-exchange impact is based on rates in effect for budget purposes.

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INDEPENDENT AUDITORS

Independent Auditors And Fees

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PricewaterhouseCoopers LLP for years 2015 and 2014.  All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

Type of Fees	2015	2014
Audit Fees	$1,869,280	$1,657,566
Audit-Related Fees	25,510	17,500
Tax Fees	315,374	159,505
All Other Fees	5,000	11,366
Total	$2,215,164	$1,845,937

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm.  As part of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  Prior to engagement for the next year’s audit, management will submit to the Audit Committee a list of services and related fees expected to be rendered by the independent registered public accounting firm during that year for pre-approval by the Committee.  Those services must fall within one of the four following categories:

Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

All Other Fees are fees for those services not captured in any of the above three categories.

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INDEPENDENT AUDITORS

Audit Committee Report

The Audit Committee reviewed the Company’s financial-reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for 2015, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2015, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.

The Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended (AICPA, Professional Standards, Vol.  I AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  PwC has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and the Committee has discussed with PwC that firm’s independence from the Company.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.  Based on the considerations and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2015 be included in the Company’s 2015 Form 10-K.

Audit Committee:

Mark A. Buthman, Chairman

Thomas W. Hofmann

Paula A. Johnson

Douglas A. Michels

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ITEMS TO BE VOTED ON

Items to Be Voted On

Proposal 1 — Election of Directors

Our shareholders will be asked to consider nine nominees for election to our Board to serve for a one-year term until the 2017 Annual Meeting of Shareholders, and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal.  The names of the nine nominees for director, their current positions and offices, tenure as a West director and their qualifications are set forth below.

All of the nominees are current West directors and all non-employee directors have been determined by our Board to be independent. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our Board that each nominee be submitted to a vote of our shareholders at the Annual Meeting.  The Board approved the Committee’s recommendation at its meeting on February 23, 2016.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected.  If any nominee is unable to serve, the Nominating and Corporate Governance Committee will recommend to our Board a replacement nominee.  The Board may then designate the replacement nominee to stand for election.  If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

On February 23, 2016, Mr. Welters informed the Board that he will not stand for election at the May 2016 Annual Meeting of Shareholders and will retire from the Board effective as of the date of that meeting.  Mr. Welters has served as a Director of the Company since 1997 and has contributed significantly to the success and growth of the Company over the past 19 years.  The Board is currently considering whether it will replace Mr. Welters or reduce the size of the Board.

Director Qualifications and Biographies

As a leading manufacturer of pharmaceutical packaging and delivery systems with global operations, we believe that our Board should include a mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing us and to fulfill the Board’s and its committees’ responsibilities.  Board members should have high standards of integrity and commitment, exhibit independence of judgment, be willing to ask hard questions of management and work well with others.

Directors must devote sufficient time to our affairs and be free of conflicts of interest, engage in constructive discussion with each other and management and demonstrate diligence and faithfulness in attending Board and committee meetings.

The Nominating and Corporate Governance Committee reviews annually with the Board the size and composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board.  As a result of this process, the Nominating and Corporate Governance Committee has identified the following specific criteria as important for potential director candidates:

•        senior-level executive leadership at public companies, particularly companies with international operations;

•        leadership in the healthcare or public health fields;

•        science or technology backgrounds; and

•        financial expertise.

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ITEMS TO BE VOTED ON

The Committee works with management and the other directors to attract candidates with those and other relevant qualifications. The Committee strives to achieve a Board that	reflects an appropriate balance and diversity of knowledge, experience, skills, expertise, gender and race.

Our Director Nominees

Mark A. Buthman

Age: 55 Director since 2011 Committees: Audit Nominating & Corp. Gov.

Mr. Buthman retired from Kimberly-Clark Corporation in 2015, where he was Executive Vice President and Chief Financial Officer from January 2003 to April 2015.  He joined Kimberly-Clark in 1982 and held positions of increasing responsibility in finance, strategy and operations.  Mr. Buthman is also Vice Chairman of the Board of Directors of Pavillon, International and a member of the University of Iowa, Tippie College of Business Advisory Board.

Key Skills and Experience:

In addition to his financial and accounting experience while Chief Financial Officer at Kimberly-Clark, a global producer of branded products for the consumer, professional and healthcare markets,  Mr. Buthman was responsible for real estate, investor relations, information technology, finance and accounting shared services and global procurement for the corporation.  Throughout his tenure at Kimberly-Clark, he served in a wide range of leadership roles in the areas of analysis, strategy and mergers and acquisitions.

Other public company directorships in the last five years: None

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ITEMS TO BE VOTED ON

William F. Feehery, Ph.D.

Age: 45 Director since 2012 Committees: Innovation & Technology

Dr. Feehery has been President of Industrial Biosciences at E. I. du Pont de Nemours and Company since November 2013.  He served as Global Business Director, DuPont Photovoltaic Solutions and previously as Global Business Director, Electronics Growth Businesses and as President of DuPont Displays, Inc.  He joined DuPont in 2002.  Prior to joining DuPont, he was engaged in venture capital and was a management consultant for the Boston Consulting Group.

Key Skills and Experience:

Dr. Feehery brings extensive global public company leadership experience to the Board, having served in leadership roles throughout the DuPont organization, a provider of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.   In addition, Dr. Feehery brings considerable technical experience with a Ph.D. in chemical engineering and over ten years of experience in the technology industry.

Public company directorships in the last five years: None

Eric M. Green

Age: 46 Director since 2015 Committees: None

Mr. Green has been our President and Chief Executive Officer since April 2015 and a member of our Board of Directors since May 2015.  Prior to joining the Company, Mr. Green worked at Sigma-Aldrich Corporation, where he served as Executive Vice President and President of the company’s Research Markets business unit since 2013.

Key Skills and Experience:

Mr. Green has significant public company experience having served as a corporate officer and member of the senior executive team of Sigma-Aldrich prior to joining the Company. Sigma-Aldrich is a leading life science and technology company focused on human health and safety.  Mr. Green has had research and development responsibility and managed a $1.4 billion business unit—the largest at that company.  Prior to that he held key positions of increasing responsibility, including international sales and operations, corporate strategic planning and positions in the UK, Ireland and Canada.  Mr. Green has a chemistry degree and masters of business administration.

Public company directorships in the last five years: None

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ITEMS TO BE VOTED ON

Thomas W. Hofmann

Age: 64 Director since 2007 Committees: Audit Compensation

Mr. Hofmann is the retired Senior Vice President and CFO of Sunoco, Inc. (oil refining and marketing company), where he served in that capacity from January 2002 until December 2008.  Mr. Hofmann also served Sunoco in various other senior management roles since 1990.

Key Skills and Experience:

Mr. Hofmann provides substantial financial, corporate governance and management experience with expertise in all areas of finance, including tax, accounting, auditing, treasury, investor relations and budgeting, and he is well-versed in strategic planning, risk-management and capital-market issues.  During a distinguished career with Sunoco, Inc., Mr. Hofmann was involved in a number of unique transactions, including significant acquisitions and divestitures.

Public company directorships in the last five years:

•  PVR Partners LP

•  Northern Tier Energy LP

•  Columbia Pipeline Partners LP

Paula A. Johnson, M.D., MPH

Age: 56 Director since 2005 Committees: Audit Innovation & Technology

Dr. Johnson is a cardiologist and has been the Executive Director of the Connors Center for Women’s Health and Gender Biology and Chief of the Division of Women’s Health at Brigham and Women’s Hospital since January 2002.  Dr. Johnson also is a Professor at Harvard Medical School and Professor of Epidemiology, Harvard T.H. Chan School of Public Health.  It is expected that Dr. Johnson will be resigning from her current positions and will become President of Wellesley College, Wellesley, Massachusetts, on July 1, 2016.

Key Skills and Experience:

Dr. Johnson brings a wealth of leading healthcare expertise to our Board.  She is a nationally recognized expert in cardiology and women’s and minority healthcare issues.  In her role as Executive Director of the Connors Center for Women’s Health and Gender Biology and as Chief of the Division of Women’s Health at Brigham and Women’s Hospital, and a Professor of Medicine at Harvard Medical School and Professor of Epidemiology at the T.H. Chan Harvard School of Public Health, Dr. Johnson has built a novel, interdisciplinary research, education, clinical and policy program in women’s health whose mission is to improve the health of women and to transform their medical care.  Dr. Johnson is the recipient of many awards recognizing her contributions to women’s and minority health and is featured as a national leader in medicine by the National Library of Medicine and is a member of the Institute of Medicine (National Academies).  She has an extensive background in quality and safety in healthcare and in public health systems.

Public company directorships in the last five years: None

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ITEMS TO BE VOTED ON

Myla P. Lai-Goldman, M.D

Age: 58 Director since 2014 Committees: Innovation & Technology

Dr. Lai-Goldman is Chief Executive Officer and President of GeneCentric Diagnostics, Inc. (molecular diagnostics company) since June 2011.  She is also a director at GeneCentric since June 2011 and Qvella Corporation since October 2015.  She also serves as the managing partner of Personalized Science, LLC, a clinical diagnostics consulting company she founded in 2008.  Since August 2011, Dr. Lai-Goldman has been a Venture Partner at Hatteras Venture Partners.  From June 2009 to December 2010, Dr. Lai-Goldman was Chief Executive Officer and Chief Scientific Officer of CancerGuide Diagnostics, Inc. (genomic-based clinical and pharmaceutical cancer testing and services).

Prior to that time, Dr. Lai-Goldman served in various roles at Laboratory Corporation of America Holdings and its predecessor company, Roche Biomedical Laboratories (clinical laboratory company), including Executive Vice President, Chief Medical Officer and Chief Scientific Officer.

Key Skills and Experience:

Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics.

Public company directorships in the last five years:

•  Sequenom, Inc.

Douglas A. Michels

Age: 59 Director since 2011 Committees: Audit Compensation

Mr. Michels serves as President and Chief Executive Officer of OraSure Technologies, Inc. and a member of the OraSure Board of Directors, positions he has held since June 2004.  In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS.  He previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care and the Coalition to Protect America’s Health Care.

Key Skills and Experience:

Mr. Michels brings considerable expertise and executive leadership skills in the pharmaceutical, medical device and diagnostic industry having spent ten years with OraSure Technologies, Inc., 19 years with Johnson & Johnson and seven years with Abbott Laboratories.

Public company directorships in the last five years:

•  OraSure Technologies, Inc.

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ITEMS TO BE VOTED ON

John H. Weiland

Age: 60 Director since 2007 Committees: Compensation

Mr. Weiland has been President and Chief Operating Officer of C. R. Bard, Inc., a medical-device company, since August 2003, and served as its Group President from April 1997 to August 2003 and its Group Vice President from March 1996 to April 1997.  Mr. Weiland also serves as a director of C. R. Bard, Inc.  In 2012, Mr. Weiland received the prestigious Horatio Alger Award and now serves as a director of the Horatio Alger Association.

Key Skills and Experience:

Mr. Weiland has considerable expertise with over 30 years of experience in the healthcare industry and brings to our Board executive leadership in medical-device company operations with significant international business expertise.  As Bard’s President and Chief Operating Officer, Mr. Weiland has responsibility for all of its business operations.

Public company directorships in the last five years:

•  C. R. Bard, Inc.

Patrick J. Zenner

Age: 69 Director since 2002 Chairman since 2015 Committees: Nominating & Corp. Gov.

Mr. Zenner was elected Chairman of the Board effective July 1, 2015.  He is retired from Hoffmann-La Roche Inc., North America, the prescription drug unit of the Roche Group, a leading research-based healthcare enterprise, where he served as President and Chief Executive Officer from 1993 to January 2001.  He was a director and Chairman of the Board of Exact Sciences Corporation until July 2010, and from July 2007 until March 2008, served as its Interim CEO.  He also served as Interim Chief Executive Officer of CuraGen Corporation from May 2005 through March 2006.  In addition, Mr. Zenner serves as Chairman of the Board and a director of ArQule, Inc.  He previously served as director of Xoma Corporation from 2002 to 2010 and Par Pharmaceuticals from 2009 to 2012.

Key Skills and Experience:

Mr. Zenner provides to the Board over 40 years of experience and expertise in the pharmaceutical industry.  Since retiring from Hoffmann-La Roche, Mr. Zenner has devoted his considerable industry expertise and corporate-governance knowledge to small and early-stage pharmaceutical and technology companies in various capacities, including board member, chairman and interim CEO.

Public company directorships in the last five years:

•  ArQule, Inc.                                                                                                                                                                  •  Xoma Coproration

•  Par Pharmaceuticals                                                                                                                          •  Exact Sciences Corporation

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as directors.

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Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation

At our 2015 Annual Meeting, our advisory vote on executive pay passed by a vote of 98.7%.  The Board of Directors and its Compensation Committee believed this to be a confirmation that our executive pay accurately and appropriately rewards performance.

As described more fully in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to provide competitive executive pay opportunities tied to our short-term and long-term success and attract, motivate and retain the type of executive leadership that will help us achieve our strategic goals.  The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

This vote is advisory and not binding on the Company, the Board and the Compensation Committee.  However, the Board and the Compensation Committee are interested in the opinions expressed by our shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.    We encourage shareholders to review the Compensation Discussion and Analysis, beginning on page 25, for details regarding our executive compensation program.

Accordingly, the following resolution will be submitted for a shareholder vote at the 2016 Annual Meeting:

“RESOLVED, That the shareholders of West Pharmaceutical Services, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the Company’s Named Executive Officer Compensation, as stated in the above resolution.

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Proposal 3 — Approval of the Adoption of the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan

To continue providing equity-based and incentive compensation, our Board of Directors has approved and adopted the 2016 Omnibus Incentive Compensation Plan (“2016 Plan”).  The 2016 Plan will provide for the award of compensation to both key employees, directors and consultants.  The effectiveness of the 2016 Plan is contingent upon shareholder approval as required by NYSE and applicable tax rules.  If this proposal is approved, the 2016 Plan will supersede the 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”) and the 2011 Plan will be cancelled.  Existing awards under the 2011 Plan will remain outstanding in accordance with their terms, but any amount payable under the 2011 Plan that exceeds the target award will be distributable under the 2016 Plan.  If this proposal is not approved, the 2011 Plan will remain in effect.

In determining the number of shares of common stock to be authorized under the 2016 Plan, the Compensation Committee considered the needs of the Company’s long term incentive program and the potential dilution that awarding the requested shares may have on the existing shareholders. Pay Governance, the Company’s independent compensation consultant, assisted the Company in determining the appropriate number of shares to be requested.  The consultant examined a number of factors, including the Company’s burn rate and an overhang analysis.  The Compensation Committee expects the number of shares available under the 2016 Plan to be sufficient for approximately four years.

The burn rate is the total equity awards granted by the Company in a fiscal year divided by the weighted average number of shares of common stock outstanding for that fiscal year.  Using the publicly disclosed ISS Proxy Advisory Services methodology for calculating burn rate, which applies a multiplier to any full value awards (awards for which the participant does not pay for the shares), the Company’s three-year average (ISS adjusted) burn rate for equity grants made in fiscal 2013, 2014 and 2015 is less than 2.75%, and below the applicable ISS 2016 burn rate cap.

The Board of Directors unanimously recommends a vote FOR the approval of the adoption of the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan.

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Summary of 2016 Omnibus Incentive Compensation Plan

The following is a summary of the 2016 Plan, which is qualified in its entirety by the plan document attached to this Proxy Statement as Appendix A.

Purpose

The purpose of the 2016 Plan is to align the interests of the eligible individuals with the interests of the Company’s shareholders, provide incentives for eligible individuals to exert maximum efforts for the success of the Company and its subsidiaries, and motivate key personnel, by means of appropriate incentives, to achieve long-term goals.

Administration

The 2016 Plan is administered by the Compensation Committee of the Board.  Our Nominating and Corporate Governance Committee has authority to make recommendations to the Board regarding awards for non-employee directors of the Company.  The Compensation Committee cannot make awards to non-employee directors, but will administer those awards as provided below once they have been made by the full Board.

The Compensation Committee has authority to interpret the 2016 Plan and may amend the 2016 Plan as provided below.  With respect to participants other than non-employee directors, the Compensation Committee may:

•                  Select the employees and consultants who are to receive awards under the 2016 Plan;

•                  Determine the type and amount of awards to be granted to participants and their terms and conditions;

•                  Determine the times at which awards will be granted; and

•                  Condition any awards upon the achievement of performance goals or after the lapse of any period of deferral (as described more fully below).

The Compensation Committee may delegate all or a portion of its responsibility to a person selected by it (to the extent permissible by applicable law).

Participation

All consultants, directors and key salaried employees of the Company are eligible to participate in the 2016 Plan.  Approximately nine non-employee directors and 100 key salaried employees will be eligible to participate in the 2016 Plan.

Unless otherwise determined by the Committee, certain awards (options, deferred stock, stock units, SARs) are exercisable only by the recipient, and no awards will be transferable other than by will or the laws of descent and distribution.  Restricted stock and deferred stock awards are transferable by the recipient once the period of restriction or deferral with respect to such stock lapses.  Before the lapse of the restrictions or the deferral period, the stock is not transferable.

Shares of Stock Available for Grant

If shareholder approval is obtained, a total of up to 5,500,000 shares of common stock will be available for issuance under the 2016 Plan.  Any stock option or SAR distributable in stock, even if that award is forfeited, will reduce the number of shares available for issuance under the 2016 Plan by one share for each share subject to the option or stock appreciation right.  Any awards under the 2016 Plan that are payable in common stock (other than stock options or stock appreciation rights) will reduce the total number of shares available for grant under the 2016 Plan by an amount equal to 2.5 times the number of shares subject to the award.  The shares may be treasury shares or authorized but unissued shares.  If any awards made under the previous 2011 Plan before approval of the 2016 Plan would entitle a 2011 Plan participant to an amount of Company stock in excess of the target threshold amount, the additional shares of

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Company stock (up to the maximum threshold amount), shall be distributable under and in accordance with the 2016 Plan.  Contingent upon approval of this Proposal No. 3, no additional awards will be granted under the 2011 Plan.

In the event of any stock split, reverse stock split, or stock dividend, any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up or other similar change in corporate structure or capitalization or similar event, then the number and kinds of shares available for awards under the 2016 Plan, the per-participant share limit, the vesting schedule, the exercise price per share subject to each outstanding stock option, and the terms of each other outstanding award shall be adjusted, if necessary to deliver the same amount and tenor of compensation as the original grant, by the Company.

Award Limits

The maximum number of shares subject to options or SARs that may be granted to any one individual other than a non-employee director shall not exceed 500,000 shares during any calendar year, and the maximum payment that can be made to any one individual other than a non-employee director in any one calendar year with respect to deferred stock, restricted stock, stock bonus, stock units and cash-based performance awards will be $7,500,000 as measured on the date of grant.  The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of awards granted to any non-employee director under the 2016 LTIP during any single calendar year shall not exceed $400,000.  However, this limit does not apply to any awards made at the election of a non-employee director to receive awards in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments.

Service Vesting Requirements

Generally, full-value awards, stock options and stock appreciation rights will vest based on a continued service with the Company over a period of no less than twelve months from the date on which such award is granted, except in connection with death, disability, retirement, termination of service without cause or upon a change in control. However, 10% of the aggregate number of shares authorized for issuance under the 2016 Plan will not be subject to such service vesting requirements.

Change in Control

The Committee may provide in any award agreement or, in the event of a change in control, take such actions as it deems appropriate to accelerate the exercisability and vesting of any unvested award made pursuant to the 2016 Plan  in connection with a change in control; awards deferred will be paid prior to or as soon as practicable following a change in control, as determined by the Compensation Committee.  The Compensation Committee also may provide that awards are canceled for cash or participants are given an opportunity to exercise outstanding vested options during a window period before a change in control.  A “change in control” is defined generally as any such event that requires a report to the SEC, but includes any acquisition or other transaction that results in a change in ownership of more than 50% of the Company’s stock or a change in the majority of the Board over a two-year period that is not approved by at least two-thirds of the directors.

Effective Date and Termination; Amendments

Subject to approval by our shareholders, the 2016 Plan will be effective as of May 3, 2016.  The 2016 Plan will terminate on May 3, 2026, unless earlier terminated by the Board.  Termination will not affect awards outstanding at the time of plan termination.  The Compensation Committee may amend, suspend or terminate the 2016 Plan, provided shareholder approval of any amendment is obtained as required by applicable laws or regulations.  The Compensation Committee may amend any outstanding award without a participant’s consent, provided the amendment neither adversely impacts the participant (unless it is necessary to ensure deductibility of the payments under section 162(m) or 280G of the Internal Revenue Code) nor provide for a lower exercise price or base price with respect to options or SARs.

Types of Awards Under the 2016 Plan

Options

Options granted under the 2016 Plan may be either non-qualified stock options or incentive

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stock options qualifying under section 422 of the Internal Revenue Code.  The price of any option granted may not be less than closing price of the stock on the date of grant.

The option price is payable in cash or, if the grant allows, shares of common stock held by the option holder and valued at their fair market value, which may include shares received upon exercise of a portion of a stock option through a cashless net exercise.  In addition to the one-year minimum service vesting requirement (see “Service Vesting Requirements”), the Compensation Committee may impose additional restrictions on the exercise of any option.  The term of a non-qualified stock option may not exceed 10 years.

The Company may not, without obtaining shareholder approval:  (a) amend or modify the terms of any outstanding option or stock appreciation right to reduce the exercise price; (b) cancel, exchange or permit or accept the surrender of any outstanding option or stock appreciation right in exchange for an option or stock appreciation right with a lower exercise price; or (c) cancel, exchange or permit or accept the surrender of any outstanding option or stock appreciation right in exchange for any other award, cash or other securities for purposes of repricing that option or stock appreciation right. Also, no option may be granted to any participant on account of the use of shares to exercise a prior option.

Stock Appreciation Rights

SARs may, but need not, relate to options.  The Compensation Committee determines the terms of each SAR at the time of grant.  Any freestanding SAR may not be granted for less than the fair market value of the underlying stock at the time of grant and cannot have a term longer than 10 years.  Distribution may be made in common stock, in cash or a combination of cash and stock, as determined by the Committee.

Deferred Stock

The 2016 Plan provides for the granting of deferred stock. A holder of deferred stock has no voting rights or other rights as a shareholder until shares of common stock are issued and delivered to the participant in settlement of the deferred stock. However, participants holding deferred stock units may receive dividend equivalents credited in the form of additional deferred stock as determined by the Committee.

Restricted Stock Awards

The 2016 Plan provides for the granting of restricted stock awards. Restricted stock awards may be subject to vesting conditions specified by the Committee based on service subject to the one-year minimum service vesting requirement (see “Service Vesting Requirements”) or performance criteria, including the attainment of one or more performance goals similar to those described below in connection with performance-based awards.  Participants may not transfer shares acquired pursuant to a restricted stock award until the shares vest.  Unless otherwise provided by the Committee, participants forfeit any unvested shares of restricted stock upon termination of service.  Participants holding restricted stock generally may vote the shares and receive any dividends paid; however, the restrictions on the original restricted stock award apply to dividends or distributions paid in shares.

Stock Awards

The 2016 Plan provides for the granting of stock awards and performance awards.  It is expected that any executive performance award will be based on consolidated and/or business unit financial performance criteria as described below.  The Compensation Committee may also grant restricted stock awards tied to the completion of a specified period of service.

Stock Units

In a stock unit award, the Company will deliver, subject to certain conditions, shares of Common Stock or cash equal to the fair market value of a share of common stock at the end of a vesting or deferral period times the number stock units underlying the stock unit award, which may be determined based on the achievement of one or more performance goals in addition to the one-year minimum service vesting requirement (see “Service Vesting Requirements”).  Participants have no voting rights or rights to receive dividends with respect to stock units until shares of common stock are issued in settlement of such awards.  However, the Committee may grant stock units that entitle the holders to receive dividend equivalents, which are rights to receive additional stock units or cash amounts on stock

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units that vest based on the value of any cash dividends the Company declares prior to the settlement of vested stock units.  Unless otherwise determined by the Committee, settlement of a stock unit will occur upon termination of employment or service.  Unvested stock units will be forfeited upon termination of employment.

Cash-Based Performance Awards

The Compensation Committee may grant cash-based performance awards denominated in cash in such amounts and subject to such terms and conditions as the Compensation Committee may determine.

Deferral Election

With the Compensation Committee’s consent, and subject to the requirements of section 409A of the Internal Revenue Code, a recipient may defer receipt of unrestricted common stock or a cash payment to a specified date which may be given by way of approval of a deferred compensation policy for such deferral and administered by in any event.

Performance-Based Awards

To qualify the grants to “covered employees,” as defined in section 162(m) of the Internal Revenue Code, of restricted stock, performance-vesting share units or cash-based performance awards as performance-based compensation that will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under section 162(m), the Compensation Committee has authority to structure such grants and awards so that the shares of common stock or cash award will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria as applied to the Company, any of its subsidiaries or any other business unit, as determined by the Committee: (1) the price of the common stock; (2) the market share of the Company; (3) sales; (4) earnings per share of common stock;  (5) return on shareholder equity; (6) costs; (7) cash flow; (8) total or net assets; (9) return on total or net assets; (10) return on invested capital; (11) liabilities or losses; (12) operating income; (13) net income; (14) revenue; (15) revenue growth; or (16) profit margin.  The performance goals may be based on the performance of the Company or any subsidiary, affiliate or business unit and may be based upon a subset or portion of any of the criteria.  Finally, the Performance Goals may be adjusted as determined by the Compensation Committee at the time the performance goals are established.

The Compensation Committee also must designate the length of the performance period during which the performance goals must be achieved and, within the earlier of the first 90 days of a performance period and the lapse of 25% of the period of service to which the performance goals relate, determine which employees will be participants for such period and the kinds and the levels of the performance goals.

Following the completion of a performance period, the Compensation Committee must certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, shall calculate and certify in writing the amount of the restricted stock or deferred stock vested, or cash-based performance award earned, for the period.

U.S. Federal Tax Treatment of Options and Awards

Incentive Stock Options

In general, neither the grant nor the exercise of an incentive stock option results in taxable income to an option holder or a deduction to the Company.  If the option holder holds the stock received upon exercise for at least two years from date of grant and one year after the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain.  If the shares are disposed of during this period (a “disqualifying disposition”), then the option holder will include as compensation income for the year of the disposition, in the amount equal to the excess of the fair market value of the shares upon exercise over the option price, or if less, the excess of the amount realized upon disposition over the option price.  The Company will be entitled to a corresponding deduction at that time.  Any proceeds in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon whether the shares have been held for more than one year.  If the sales price is less than the exercise price of the option,

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this amount will be treated as a short-term or long-term capital loss, depending on whether the shares have been held for more than one year.  The Company will not be entitled to any deduction for amounts the recipient treats as capital gain or loss. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to option recipients subject to the alternative minimum tax.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the option holder or deduction to the Company at the time it is granted.  An option holder will recognize ordinary income at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price.  The Company will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder.  Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain depending on the holding period involved.  The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of its exercise price and the amount included in income with respect to such option.

Stock Appreciation Rights (SAR)

A recipient realizes no taxable income when a SAR is granted.  Upon exercising a SAR, a recipient will realize ordinary income in an amount equal to the cash received.  Generally, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs.  However, upon exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Restricted Stock; Performance Shares

Generally, no income will be recognized at the time of grant of a stock award or performance award if such award is subject to a substantial risk of forfeiture.  The recipient will realize ordinary income equal to the fair market value of the shares at the time the restrictions lapse.  A recipient’s tax basis in shares of restricted stock will be equal to their fair market value when the forfeiture restrictions lapse, and the recipient’s holding period for the shares will begin at that time.  Upon sale of the shares, the recipient will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale.  Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the recipient’s hands.

Stock Bonuses

Stock Bonuses are shares of stock issued on an after-tax basis in lieu of a cash bonus without restrictions.  The fair market value of the stock is immediately includible in income, and we are entitled to an immediate deduction for the same amount.  The recipient’s basis in the stock is equal to the fair market value, and the recipient will have a capital gain or loss depending on increases or decreases in the stock price.

Deferred Stock

Deferred Stock awards are unsecured, unfunded promises to distribute stock at a designated time.  Deferred Stock will not be taxable until the stock is actually distributed to the recipients.  When the deferral period for the award ends and the recipient receives shares of common stock, the recipient will realize ordinary income equal to the fair market value of the shares at that time, as applicable.  A recipient’s tax basis in shares of common stock received at the end of a deferral period will be equal to the fair market value of such shares when received.  Upon sale of the shares, the recipient will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale.  Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the recipient’s hands.

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Stock Units

Stock units are similar to deferred stock, but are payable in shares of common stock or cash.  A recipient realizes no taxable income when a stock unit award is made.  Upon the settlement of such an award, recipients normally will recognize ordinary income in the year of receipt in an amount equal to the cash received or the fair market value of any substantially vested shares received. If the recipient is an employee, such ordinary income generally is subject to withholding of income and employment taxes.

Cash-Based Performance Awards

A recipient realizes no taxable income when a cash-based performance award is made.  When such award is paid to the recipient, then the participant will realize ordinary income in an amount equal to the payment and such payment will be deductible by the Company, subject to the limitations in section 162(m) of the Internal Revenue Code for “covered employees.”

Potential Limitation on Company Deductions.

In accordance with applicable regulations issued under Section 162(m) of the Internal Revenue Code, compensation attributable to stock options and SARs should qualify as performance-based compensation, provided that: (1) the 2016 Plan contains a per-employee limitation on the number of shares for which options or SARs may be granted during a specified period; (2) the per-employee limitation is approved by the stockholders; (3) the option or SAR is granted by a compensation committee comprised solely of outside directors (as defined in Section 162(m)); and (4) the exercise price of the option or SAR is not less than the fair market value of the stock on the date of grant.  The 2016 Plan provides for an annual per employee limitation as required under Section 162(m), and our Compensation Committee is comprised solely of outside directors.  Accordingly, options or stock SARs granted by the Compensation Committee should qualify as performance-based compensation.  Other performance based awards may also qualify.

Deferral Elections

Generally, awards deferred by recipients under any applicable non-qualified deferred compensation plan are not taxable until the awards are paid to the recipient.  At that time, the amounts will be includible in income and the Company will be entitled to a deduction.

New Plan Benefits

The benefits that will be awarded or paid under the 2016 Plan are not currently determinable.  Awards granted under the 2016 Plan to employees and consultants are within the discretion of the Compensation Committee and awards granted to non-employee directors are within the discretion of the Nominating and Corporate Governance Committee.  Neither committee has determined future award amounts or recipients.

EQUITY COMPENSATION PLAN INFORMATION

As required by applicable SEC rules, the following table sets forth information about the grants of stock options, restricted stock or other rights under all of the Company’s equity compensation plans as of the close of business on December 31, 2015.  The table does not include information about tax-qualified plans such as the West 401(k) Plan or the Tech Group Puerto Rico, Inc. Savings and Retirement Plan.

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Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	5,964,740	(1)	$31.62	(2)	6,541,710	(3)

Equity compensation plans not approved by security holders	—		—		—

Total	5,964,740		$31.62		6,541,710

(1)          Includes 3,152,653 outstanding stock options, 131,924 outstanding stock-settled stock appreciation rights, 416,418 restricted performance share units, 41,458 restricted retention share units, 259,417 deferred stock-equivalents units and 428 restricted stock-equivalent units granted to directors under the 2011 Plan. Includes 1,745,308 outstanding stock options and 90,988 deferred stock-equivalents units granted to directors under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors under the 2007 Omnibus Incentive Compensation Plan (which was terminated in 2011). Includes 126,146 outstanding stock options under the 2004 Stock-Based Compensation Plan (which was terminated in 2007).  The average term of remaining options and stock-settled stock appreciation rights granted is 6.3 years. No future grants or awards may be made under the terminated plans.  The total includes restricted performance share units at 100% of grant.  The restricted performance share unit payouts were at 167.8%, 124.4%, and 113.4% in 2015, 2014 and 2013, respectively.  The total does not include stock-equivalent units granted or credited to directors under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors to be settled only in cash.

(2)          Restricted performance share and deferred stock-equivalent units are excluded when determining the weighted-average exercise price of outstanding options and stock-settled stock appreciation rights.

(3)          Represents 4,053,829 shares reserved under the Company’s Employee Stock Purchase Plan and 2,487,881 shares remaining available for issuance under the 2011 Plan. The estimated number of shares that could be issued for 2015 from the Employee Stock Purchase Plan is 679,400. This number of shares is calculated by multiplying the 430 share per offering period per participant limit by 1,580, the number of current participants in the plan.  Any remaining shares available under the 2011 Plan will be cancelled upon approval of Proposal No. 3.

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Proposal 4 — Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2016 Year

The Audit Committee has appointed PwC as our independent registered public accounting firm for 2016.  Although shareholder approval for this appointment is not required, the Audit Committee and our Board are submitting the selection of PwC for ratification to obtain the views of shareholders and as a matter of good corporate governance.  If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain PwC.  Representatives of PwC will be present at the 2016 Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 year.

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OTHER INFORMATION

Other Information

Stock Ownership

Based on a review of filings with the Securities and Exchange Commission, we have determined that the persons listed below hold more than 5% of the outstanding shares of our common stock as of March 8, 2016.  Unless otherwise stated, each holder has sole voting and dispositive power over the shares listed.

Name and Address of Beneficial Owner	Shares	Percent of Class
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	8,581,170 (1)	11.80
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	6,164,987	8.48
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	5,321,348 (2)	7.32
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	4,796,500 (3)	6.60
Franklin Advisory Services, LLC One Parker Plaza, Ninth Floor Fort Lee, NJ 07024	4,025,879	5.54

(1)        Includes sole voting power over 2,168,458 shares and sole dispositive power over 8,581,170 shares.

(2)        Includes sole voting power over 158,364 shares, shared dispositive power over 158,064 shares and sole dispositive power over 5,163,284 shares.

(3)        Includes shared dispositive power with respect to 4,796,500 shares and shared voting power with respect to 4,787,740.

The following table shows the number of shares of our common stock beneficially owned as of March 8, 2016, by each of our directors, each NEO and all current directors and executive officers as a group.  For executive officers, in addition to shares owned directly, the number of shares includes: (a) vested shares held in employee participant accounts under our 401(k) plan, Employee Deferred Compensation Plan and Employee Stock Purchase Plan; and, (b) time-vested restricted stock held in various incentive plan accounts, unless receipt of those shares has been deferred.  For non-employee directors, in addition to shares owned directly, the common stock column includes vested deferred stock and stock-settled stock units awarded under the Director Deferred Compensation Plan.

Name	Common Stock	Options Exercisable Within 60 Days	Percent of Class
Mark A. Buthman	19,579	-0-	*
William J. Federici	229,678	404,414	*
William F. Feehery	14,699	-0-	*
Karen A. Flynn	29,299	71,675	*
Eric M. Green	51,184	46,952	*
Thomas W. Hofmann	34,637	-0-	*
Paula A. Johnson	39,093	-0-	*
Myla P. Lai-Goldman	5,512	-0-	*
Douglas A. Michels	19,579	-0-	*
George L. Miller	8,243	7,861	*
Donald E. Morel, Jr.	804,618	1,196,670	2.75
John E. Paproski	104,153	231,266	*
John H. Weiland	39,105	-0-	*
Anthony Welters	43,758	-0-	*
Patrick J. Zenner	48,322	-0-	*
All directors and executive officers as a group (21 persons)	1,617,384	2,112,520	5.13

* Less than one percent of outstanding shares.

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OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

During the last fiscal year, due to administrative processing and delays with the Company, the following directors filed late Form 4s – Mr. Welters, Mr. Weiland, Mr. Michels, Ms. Lai-Goldman and Mr. Buthman (all should have been filed on December 31, 2015).  Additionally, due to administrative processing and delays, the following officers filed late Form 4s, with transactions as of the dates listed after each officer’s name: Michael A. Anderson (February 19 and June 2, 2015); Warwick Bedwell (February 19, 2015); Mr. Federici (February 17, 2015); Ms. Flynn (February 19, 2015); Heino Lennartz (February 19 and February 26, 2015); Richard D. Luzzi (February 19, 2015); Mr. Paproski (February 23, 2015); and Christopher G. Ryan (February 17, 2015).

2015 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2015 are included in our Annual Report on Form 10-K, which we will make available to shareholders at the same time as this Proxy Statement.  Our Annual Report and this Proxy Statement are posted on our website at http://www.westpharma.com/na/en
/Investors/Pages/ProxyMaterials.aspx and are

available from the SEC at its website at www.sec.gov.  If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

2017 Shareholder Proposals or Nominations

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at the 2017 Annual Meeting, the proposal must be received by us at our principal executive offices by November 23, 2016 and comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934.

The proposal should be sent to the attention of the Corporate Secretary in writing: West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341; or by telephone: (610) 594-3319.

Our Bylaws contain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.  Nominations for director nominees or an item of business to be conducted must be submitted in writing to the Corporate Secretary of the Company at our executive offices and should be mailed by certified mail, return receipt requested.  We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2017 Annual Meeting not less than 90 days prior to the anniversary date of this year’s Annual Meeting.  If, however, we fail to disclose the date of next year’s meeting at least 21 days in advance, we must receive your notice within seven days following the announcement of the meeting (but in no event later than four days before the meeting date).

The nomination must contain information about the nominees as specified in our Bylaws.  The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the shareholder’s ownership of and agreements related to our shares.

Except as otherwise required by law, the Chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge

2016 Annual Meeting and Proxy Statement  | 78

OTHER INFORMATION

the nomination of any person, not made in compliance with our Bylaws.  You may obtain a copy of our Bylaws by contacting our Corporate

Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Other Matters

Management is not aware of any other matters that will be presented at the 2016 Annual Meeting, and our Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to us before February 4, 2016.

However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

2016 Annual Meeting and Proxy Statement  | 79

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. WEST PHARMACEUTICAL SERVICES, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11742 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E00045-P73143 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. WEST PHARMACEUTICAL SERVICES, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept ! !! 1. Election of Directors; Nominees: 01) 02) 03) 04) 05) Mark A. Buthman06) Myla P. Lai-Goldman William F. Feehery07) Douglas A. Michels Eric M. Green 08) John H. Weiland Thomas W. Hofmann09) Patrick J. Zenner Paula A. Johnson For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! ! ! ! 2. Advisory vote to approve named executive officer compensation; 3. Approval of adoption of the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan; and 4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2016 year. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E00046-P73143 WEST PHARMACEUTICAL SERVICES, INC. 530 Herman O. West Drive Exton, Pennsylvania 19341 This proxy is solicited by the Board of Directors The undersigned hereby appoints George L. Miller and Ryan M. Metz as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 8, 2016, at the Annual Meeting of Shareholders to be held on May 3, 2016 or any postponement or adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 and 4. Continued and to be signed on reverse side